Exhibit 10.1
Execution Version

Published CUSIP Numbers: Deal: 90373MAA9 Revolver: 90373MAB7 CREDIT AGREEMENT
dated as of October 28, 2025
among
UL SOLUTIONS INC.,
UL INTERNATIONAL (UK) LIMITED,
UNDERWRITERS LABORATORIES HOLDINGS B.V.,
UL GmbH
and
UL INTERNATIONAL-SINGAPORE PRIVATE LIMITED,
as Borrowers
VARIOUS FINANCIAL INSTITUTIONS,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,
and
BANK OF AMERICA, N.A.,
as Administrative Agent
BOFA SECURITIES, INC.
and
JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

CREDIT AGREEMENT
(This Table of Contents is not part of this Credit Agreement and is only for convenience of reference)
    PAGE
ARTICLE ONE DEFINITIONS AND ACCOUNTING TERMS    1
Section 1.1    Definitions    1
Section 1.2    Classification of Loans and Borrowings    32
Section 1.3    Terms Generally    32
Section 1.4    Accounting Terms; GAAP    33
Section 1.5    Dutch Terms    33
Section 1.6    Exchange Rates; Currency Equivalents; Rates    34
Section 1.7    Additional Alternative Currencies    35
Section 1.8    Change of Currency    36
Section 1.9    Letter of Credit Amounts    37
Section 1.10    Times of Day    37
Section 1.11    Computation of Interest; Retroactive Adjustment of Applicable Rate and Applicable Fee Rate    37
Section 1.12    Illegality    37
Section 1.13    Inability to Determine Rates    38
ARTICLE TWO THE CREDITS    41
Section 2.1    Revolving Borrowings    41
Section 2.2    Borrowings, Conversions and Continuations of Loans    42
Section 2.3    Letters of Credit    44
Section 2.4    Prepayments    53
Section 2.5    Termination or Reduction of Commitments    54
Section 2.6    Commitment Increases    54
Section 2.7    Interest    56
Section 2.8    Payments Generally    58
Section 2.9    Sharing of Payments by Lenders    59
Section 2.10    Repayment of Loans; Evidence of Debt    60
Section 2.11    Fees    60
Section 2.12    Break Funding Payments    61
Section 2.13    Evidence of Debt    61
Section 2.14    Cash Collateral    62
Section 2.15    Defaulting Lenders    63
Section 2.16    Designated Lenders    65
Section 2.17    Extension of Maturity Date    65
Section 2.18    Mitigation Obligations; Replacement of Lenders    67
ARTICLE THREE CONDITIONS PRECEDENT    67
Section 3.1    Conditions Precedent to Effective Date    67
Section 3.2    Each Credit Event    69
ARTICLE FOUR REPRESENTATIONS AND WARRANTIES    70
Section 4.1    Organization    70
Section 4.2    Due Authorization    70
Section 4.3    Property    70
i

Section 4.4    Financial Statements    70
Section 4.5    Margin Stock    71
Section 4.6    Absence of Material Litigation    71
Section 4.7    Consents or Approvals    71
Section 4.8    ERISA    71
Section 4.9    Environmental Laws    71
Section 4.10    Other Agreements    71
Section 4.11    Defaults    71
Section 4.12    Compliance with Law    71
Section 4.13    Representations as to Foreign Borrowers    72
Section 4.14    Binding Obligation    73
Section 4.15    Absence of Conflicts    73
Section 4.16    Taxes    73
Section 4.17    No Disclosure    73
Section 4.18    No Material Adverse Change    73
Section 4.19    Subsidiaries    73
Section 4.20    Investment Company Act    73
Section 4.21    OFAC.    73
Section 4.22    Anti-Corruption Laws    74
Section 4.23    No Affected Financial Institution    74
Section 4.24    Beneficial Ownership    74
Section 4.25    Covered Entities.    74
ARTICLE FIVE COVENANTS    74
Section 5.1    Corporate Existence, Etc    75
Section 5.2    Compliance with Laws    75
Section 5.3    Reports    75
Section 5.4    Inspection    77
Section 5.5    Investments, Loans and Advances, Acquisitions    77
Section 5.6    Mergers and Transfers    79
Section 5.7    Dividends and Distributions    79
Section 5.8    Burdensome Contracts with Affiliates    79
Section 5.9    Insurance    79
Section 5.10    Use of Proceeds    79
Section 5.11    Notice of Default    80
Section 5.12    Certain Notices    80
Section 5.13    Taxes and Liabilities    80
Section 5.14    Liens, etc    80
Section 5.15    Net Leverage Ratio    80
Section 5.16    Indebtedness    81
Section 5.17    Line of Business    81
Section 5.18    Further Assurances    81
Section 5.19    Sanctions    81
Section 5.20    Anti-Corruption Laws    82
Section 5.21    KYC and Beneficial Ownership    82
Section 5.22    Approvals and Authorizations    82
ARTICLE SIX DEFAULTS    82
Section 6.1    Events of Default and Remedies    82
Section 6.2    Application of Funds    85

ARTICLE SEVEN ADMINISTRATIVE AGENT    87
Section 7.1    Appointment and Authority    87
Section 7.2    Rights as a Lender    87
Section 7.3    Exculpatory Provisions    87
Section 7.4    Reliance by Administrative Agent    88
Section 7.5    Delegation of Duties    89
Section 7.6    Resignation of Administrative Agent    89
Section 7.7    Non-Reliance on Administrative Agent and Other Lenders    90
Section 7.8    No Other Duties, Etc    91
Section 7.9    Administrative Agent May File Proofs of Claim    91
Section 7.10    [Reserved]    92
Section 7.11    Guaranteed Banking Services Agreements and Guaranteed Swap Agreements    92
Section 7.12    ERISA Matters    92
Section 7.13    Recovery of Erroneous Payments    93
ARTICLE EIGHT MISCELLANEOUS    93
Section 8.1    Increased Costs; Capital Adequacy; Taxes    93
Section 8.2    Status of Lenders; Tax Documentation; Replacement of Certain Lenders    96
Section 8.3    Survival    100
Section 8.4    Right of Setoff; Other Collateral    101
Section 8.5    Costs and Expenses; Indemnity    101
Section 8.6    Obligations Absolute    103
Section 8.7    Amendments, Etc    104
Section 8.8    Notices; Effectiveness; Electronic Communication    106
Section 8.9    Successors and Assigns    108
Section 8.10    Survival of this Agreement    114
Section 8.11    Waiver of Rights    114
Section 8.12    Severability    114
Section 8.13    Governing Law    115
Section 8.14    Submission to Jurisdiction; Waiver of Jury Trial; Venue    115
Section 8.15    Headings    116
Section 8.16    Integration and Effectiveness    116
Section 8.17    Entire Agreement    116
Section 8.18    Terms of Other Related Documents Not Superseded    116
Section 8.19    Interest Rate Limitation    116
Section 8.20    Confidentiality    116
Section 8.21    USA PATRIOT Act Notice    118
Section 8.22    Payments Set Aside    118
Section 8.23    No Advisory or Fiduciary Responsibility    118
Section 8.24    Electronic Execution; Electronic Records; Counterparts    118
Section 8.25    Borrower’s Agent; Liability of Foreign Borrowers    119
Section 8.26    Contractual Recognition of Bail-In    120
Section 8.27    Acknowledgement Regarding Any Supported QFCs    120
Section 8.28    Replacement of Lenders    121
Section 8.29    Limitations in Switzerland    122

EXHIBITS & SCHEDULES:
Exhibit A - Form of Borrowing Request
Exhibit B - Form of Interest Election Request
Exhibit C - Form of Compliance Certificate
Exhibit D - Form of Administrative Questionnaire
Exhibit E - Form of Guaranty
Exhibit F - Form of Increase Request
Exhibit G - Form of Assignment and Assumption
Exhibit H - Form of Guaranteed Party Designation Notice
Exhibit I - Form of Notice of Loan Prepayment
Exhibit J – Form of Bank Note
Exhibit K – Form of Tax Compliance Certificates

Schedule 1.1(a)	Pricing Grid
Schedule 1.1(b)	Existing Letters of Credit
Schedule 1.10	Day Basis for Alternative Currencies
Schedule 2	Commitments and Pro Rata Shares
Schedule 4.19	Subsidiaries
Schedule 5.5	Investments
Schedule 5.14	Liens
Schedule 5.16	Debt
Schedule 8.2	Tax Status of UK Lenders
Schedule 8.8	Notices
Schedule 8.9	Disqualified Institutions

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”) dated as of October 28, 2025 is among UL Solutions Inc., a Delaware corporation (the “Company”), UL International (UK) Limited, a private limited company incorporated in England and Wales with company number 03159495 (the “UK Borrower”), Underwriters Laboratories Holdings B.V., a private limited company organized under the laws of the Netherlands (the “Dutch Borrower”), UL GmbH, a limited liability company organized under the laws of Switzerland (the “Swiss Borrower”) and UL International-Singapore Private Limited, a private limited company (registration number 199705193M) incorporated under the laws of Singapore (the “Singapore Borrower” and, together with the Company, the UK Borrower, the Dutch Borrower and the Swiss Borrower, the “Borrowers” and each a “Borrower”), various lenders from time to time parties hereto (together with their respective successors and assigns, collectively the “Lenders” and individually each a “Lender”), and Bank of America, N.A., as Administrative Agent.
The Borrowers have requested that the Lenders make loans and other financial accommodations to the Borrowers in an aggregate amount of up to $1,000,000,000.
The Lenders have agreed to make such loans and other financial accommodations to the Borrowers on the terms and subject to the conditions set forth herein.
The parties hereto agree as follows:
ARTICLE ONE
DEFINITIONS AND ACCOUNTING TERMS
Section 1.1    Definitions. The following capitalized terms have the meanings indicated below unless the context shall clearly indicate otherwise.
“Acquisition” means any transaction or series of related transactions for the purpose of, or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock of any Person, or otherwise causing any Person to become a Subsidiary (including through membership, reserved powers or appointment and/or removal of officers and directors), or (c) a merger or consolidation or any other combination with another Person (other than a merger, consolidation or combination of a Subsidiary of the Company with the Company (so long as the Company is the surviving entity) or another Subsidiary of the Company (provided that, if any such Subsidiary is a Borrower, such Borrower is the surviving entity)).
“Additional Commitment Lender” has the meaning specified in Section 2.17(d).
“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as Administrative Agent under any of the Related Documents, or any successor Administrative Agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 8.6 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. A Person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, the power to appoint common directors, trustees or officers by contract or otherwise.
“Aggregate Revolving Commitment” means at any time, the Revolving Commitments of all the Revolving Lenders, as such amount may be changed from time to time in accordance with this Agreement. The Aggregate Revolving Commitment on the Effective Date shall be $1,000,000,000.
“Agreed Currency” means Dollars or any Alternative Currency, as applicable.
“Agreement” has the meaning specified in the Preamble.
“Alternative Currency” means (a) with respect to Loans, each of Euro, Sterling, Yen, Swiss Francs and each other currency (other than Dollars) that is approved in accordance with Section 1.7 and (b) with respect to Letters of Credit, each of Euros, Sterling, Yen, Swiss Francs, Indian Rupees, Singapore Dollars, Canadian Dollars, Mexican Dollars, Hong Kong Dollars, KRW, TWD, Australian Dollars, New Zealand Dollars, Chinese Yuan, Danish Krones, Poland Zloty, Swedish Krona, United Arab Emirates Dirham, Thai Baht, Philippine Peso and each other currency (other than Dollars) that is approved in accordance with Section 1.7; provided that for each Alternative Currency, in each case, such requested currency is an Eligible Currency.
“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension:
(a)    denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof;
(b)    denominated in Swiss Francs, the rate per annum equal to SARON determined pursuant to the definition thereof;
(c)    denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.7 plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders (in the case of any adjustment, in consultation with the Company) pursuant to Section 1.7;
provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.
“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the L/C Issuer, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).
“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.
“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Credit Extension:
(a)    denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;
(b)    denominated in Japanese Yen, the rate per annum equal to the Tokyo Interbank Offer Rate (“TIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period; and
(c)    denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.7 plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders (in the case of any adjustment, in consultation with the Company) pursuant to Section 1.7;
provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.
“Applicable Authority” means with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case, acting in such capacity.
“Applicable Fee Rate” see Schedule 1.1(a).
“Applicable Maturity Date” has the meaning specified in Section 2.17(a).

“Applicable Rate” see Schedule 1.1(a).
“Applicable Time” means, with respect to any borrowing or payment in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Appropriate Lender” means, at any time, (a) a Lender that has a Commitment with respect to the Facility or holds a Loan under the Facility at such time, and (b) with respect to the L/C Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.3, the Revolving Lenders.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means, collectively, (a) BofA Securities and (b) JPMorgan Chase Bank, N.A., in each case, in their respective capacities as joint lead arrangers and joint bookrunners.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of each party whose consent is required by Section 8.9(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the relevant implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Note” has the meaning specified in Section 2.13.
“Bank of America” means Bank of America, N.A. and its successors.
“Banking Services” shall mean any of the following traditional bank products provided by a Banking Services Bank, to a Borrower or an Included Subsidiary as a non-fiduciary (or, in the case of claims (xi) below, fiduciary) principal: (i) credit derivatives where a Banking Services Bank is the seller of credit protection; (ii) all forms of deposit accounts; (iii) commercial card services; (iv) safe deposit box services; (v) escrow services; (vi) payment and settlement services, including check clearing, check guaranty, ACH, wire transfer, and debit card services; (vii) payroll services; (viii) travelers check and money order services; (ix) cash management services; (x) services provided by a Banking Services Bank as a trustee or guardian, or as an executor or administrator of an estate; (xi) discretionary asset management services provided by a Banking Services Bank as a fiduciary (excluding 401(k) services or other services where a Borrower or an Included Subsidiary is obtaining services as a fiduciary); (xii) custody services (including securities lending services); (xiii) paying agent, transfer agent and registrar services; and (xiv) merchant processing services.
“Banking Services Agreement” means any agreement for Banking Services.
“Banking Services Bank” means any Person that (a) at the time it enters into a Banking Services Agreement, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (b) in the case of any Banking Services Agreement in effect on or prior to the Effective Date, is, as of the Effective Date or within thirty (30) days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Banking Services Agreement or (c) within thirty (30) days after the time it enters into the applicable Banking Services Agreement, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Banking Services Agreement.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 1.13 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans are only available to the Company and shall be denominated in Dollars.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Blocking Law” means:
(a)     any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union);

(b)    any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law of the United Kingdom; or
(c)    section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung).
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“BofA Securities” means BofA Securities, Inc., in its capacity as joint lead arranger and joint bookrunner.
“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.
“Borrower DTTP Filing” means an HMRC Form DTTP2 duly completed and filed by the UK Borrower, which: (a) where it relates to a UK Treaty Lender that is a party on the date of this Agreement, contains the HMRC DTTP Scheme reference number and jurisdiction of tax residence stated opposite that Lender's name in Schedule 8.2, and is filed with HMRC within 30 days of the date of this Agreement; or (b) where it relates to a UK Treaty Lender that is not a party on the date of this Agreement, contains the HMRC DTTP Scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a party as a Lender, and is filed with HMRC within 30 days of that date.
“Borrower Materials” shall have the meaning specified in Section 8.8(c).
“Borrowing” means a Revolving Borrowing.
“Borrowing Request” means a notice of a Borrowing, pursuant to Section 2.2(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to obligations hereunder denominated in Dollars is located; provided, that:
(a)    if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;
(b)    if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in (i) Sterling, means a day other than a day when banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the England and Wales; (ii) Japanese Yen, means a day other than a day when banks are closed for general business in Japan and (iii) Swiss Francs, means a day other than when banks are closed for settlement and payments of foreign exchange transactions in Zurich because such day is a Saturday, Sunday or a legal holiday under the laws of Switzerland;

(c)    if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than Euro, Sterling, Japanese Yen or Swiss Francs, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency;
(d)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency; and
(e)    if such day relates to any fundings, disbursements, settlements and payments in Dollars in Singapore, means a day other than a day when banks are closed for general business in Singapore because such day is a Saturday, Sunday or a legal holiday under the laws of Singapore.
“Capital Lease” means any lease of Property which in accordance with GAAP has been or is required to be capitalized on the balance sheet of the lessee, but subject to Section 1.4.
“Capital Stock” means any share, interest, participation or other equivalent (however designated) of capital stock of a corporation, any equivalent ownership interest in a Person (other than a corporation) and any warrant, right or option to purchase any of the foregoing.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer and (if Lenders other than the L/C Issuer will have continuing participation obligations with respect to Letters of Credit after the date on which such other credit support is required to be delivered) the Required Lenders shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, the L/C Issuer and, if applicable, the Required Lenders. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986, and all amendments thereto, and any successor statute thereto.
“Commitment” means a Revolving Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Communication” means this Agreement, any Related Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Related Document.
"Companies Act" means the Companies Act 1967 of Singapore.
“Competitor” means any competitor of the Company or any Subsidiary that is in the same or a substantially similar line of business as the Company or any Subsidiary.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR, SONIA, SARON, EURIBOR, TIBOR or any proposed Successor Rate for an Agreed Currency, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, “SONIA”, “SARON”, “EURIBOR”, “TIBOR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods and the day basis for calculating interest for an agreed currency listed on Schedule 1.10) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Related Document).
“Consolidated Interest Expense” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of all interest, debt discount, fees, charges and related expenses of the Company and its Subsidiaries incurred in connection with borrowed money (including imputed expense in respect of capital lease obligations) or in connection with the deferred purchase price of assets, but excluding, however, any interest expense not payable in cash during such period, in each case to the extent treated as interest in accordance with GAAP.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.
“Consolidated Total Assets” means, on any date, all amounts that, in conformity with GAAP, would be included under the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company at such time.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“CTA” means the UK Corporation Tax Act 2009.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s or Fitch of the Company’s non-credit-enhanced, senior unsecured long-term debt.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, the UK Insolvency Act 1986, the UK Enterprise Act 1986, the UK Corporate Insolvency and Governance Act 2020, and all other liquidation, winding-up, administration, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, judicial management, reorganization, scheme of arrangement, restructuring, restructuring plan or similar debtor relief Laws of the United States, England and Wales, Singapore and the Netherlands or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default Rate” means (a) with respect to any Obligation for which a rate is specified (other than L/C Fees), an interest rate per annum equal to 2% in excess of the rate otherwise applicable thereto, (b) with respect to any Obligation for which a rate is not specified or available, an interest rate equal to the Base Rate plus 2% per annum, and (c) with respect to L/C Fees, an interest rate equal to 3.25% per annum.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Company, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, any other Lender or the Company, to confirm in a writing to the Administrative Agent, the Lenders and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the Required Lenders and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock of that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, and each other Lender.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Designated Lender” has the meaning specified in Section 2.16.
“Disqualified Institution” means, on any date, (a) any Person identified by legal name on the DQ List and (b) any other Person that is a Competitor of the Company or any of its Subsidiaries, which Person has been designated by legal name by the Company as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (by posting such notice to the Platform) not less than two (2) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as enacted by the United States Congress, and signed into law on July 21, 2010, and all statutes, rules, guidelines or directives promulgated thereunder.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the L/C Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the L/C Issuer, as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the L/C Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the L/C Issuer pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any state of the United States or the District of Columbia.
“DQ List” has the meaning specified in Section 8.9(g)(D).
“EBITDA” means, for any period for the Company and its consolidated Subsidiaries, the total of (a) Consolidated Net Income plus (b) to the extent deducted in determining Consolidated Net Income (and without duplication), (i) Consolidated Interest Expense, (ii) income taxes and (iii) depreciation and amortization expense determined in accordance with GAAP, plus (c) any extraordinary, unusual or non-recurring expenses, losses and charges, (d) fees and expenses incurred in connection with any Acquisition (including integration costs related thereto), disposition, investment, issuance, prepayment or redemption of any Indebtedness, issuance of equity securities, refinancing transaction or amendment or modification of any debt instrument (in each case, whether or not consummated), in each case, to the extent permitted hereunder, plus (e) contract asset and liability adjustments made as a result of accounting change in estimate related to ASC 606 revenue from contracts with customers, plus (f) any charges, costs, expenses, accruals or reserves incurred pursuant to any management equity plan, profits interest or stock option plan, any equity-based compensation or equity-based incentive plan, any long-term incentive plan (including, without limitation, performance cash awards and cash-settled stock appreciation rights, in each case, issued thereunder), or any other management or employee benefit plan, agreement or pension plan, and any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests of the Company held by management of the Company or any of its consolidated Subsidiaries, plus (g) fees, costs and expenses incurred and paid by the Company or any of its consolidated Subsidiaries in connection with any litigation, judgment or settlement for any actual or threatened claim, action, suit or proceeding, including any out-of-court agreement or settlement, plus (h) non-cash impairment charge or asset write-off or write-down related to intangible assets, goodwill, long-lived assets, and investments in debt and equity securities pursuant to GAAP, plus (i) all non-cash losses from investments recorded using the cost or equity method and from non-controlling interests in investments, plus (j) non-cash mark to market and other non-cash charges or non-cash expenses related to Swap Agreement obligations, plus (k) other non-cash charges, expenses or losses (provided that, if any non-cash charges referred to in this clause (k) represents an accrual or reserve for a potential future cash charge, expense or loss, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent), plus (l) restructuring charges and reserves (whether or not classified as such under GAAP), including any fees, expenses or losses related to the reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, the disposal, abandonment, transfer, closing or discontinuing of operations or assets, or the implementation of strategic initiatives, minus (m) (i) to the extent included in such Consolidated Net Income, (A) any income tax refunds, (B) any non-cash gains from investments, (C) any non-cash mark to market gains related to Swap Agreement obligations and (D) other non-cash gains (excluding, for the avoidance of doubt, operating income and revenues); provided that if any non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, the Company may determine not to deduct the relevant non-cash gain in the then-current period, and (ii) any extraordinary gains (excluding, for the avoidance of doubt, operating income and revenues), all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, that the aggregate amount added back pursuant to (f) (solely in the case of cash charges, cash costs or cash expenses) and (l) above shall not exceed in any four fiscal quarter period seventeen and five tenths percent (17.5%) of EBITDA (determined prior to giving effect to the add backs in such clauses). For purposes of calculating EBITDA for any period of four consecutive quarters, (A) if during such period the Company or any consolidated Subsidiary shall have consummated an Acquisition with an enterprise value in excess of $100,000,000, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period and (B) if during such period, the Company or any consolidated Subsidiary shall have consummated a disposition of assets with a fair market value in excess of $100,000,000, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the last day of the previous period.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means October 28, 2025.
“Electronic Copy” shall have the meaning specified in Section 8.24.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.9(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 8.9(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 8.9(g).
“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders or the L/C Issuer, as applicable, in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders or the L/C Issuer, as applicable, of any currency as an Alternative Currency (or if, with respect to any currency that constitutes an Alternative Currency on the Effective Date, after the Effective Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or the L/C Issuer, as applicable, or (d) no longer a currency in which the Required Lenders are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Company, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within, five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.
“ERISA Affiliate” means any corporation or trade or business which is a member of the same Controlled Group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” and “€” mean the single currency of the Participating Member States.
“Event of Default” has the meaning specified in Section 6.1 hereof.
“Excluded UK Taxes” means any deduction or withholding on account of tax imposed by the United Kingdom on payments made by the UK Borrower (a “UK Tax Deduction”) where, on the date the payment falls due: (i) the payment could have been made to the relevant Lender without such UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date such Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority or (ii) the relevant Lender is a UK Qualifying Lender solely by virtue of limb (a)(ii) of the definition of “UK Qualifying Lender” and: (A) an officer of HMRC has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and such Lender has received from the UK Borrower or from the Administrative Agent a certified copy of such Direction; and (B) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made; or (iii) the relevant Lender is a UK Qualifying Lender solely by virtue of limb (a)(ii) of the definition of “UK Qualifying Lender” and: (A) the relevant Lender has not given a UK Tax Confirmation to the Administrative Agent and (B) the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the Administrative Agent, on the basis that the UK Tax Confirmation would have enabled the Administrative Agent or the UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or (iv) the relevant Lender is a UK Treaty Lender and the UK Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without such imposition had that Lender complied with its obligations under Sections 8.2(d)(i), 8.2(d)(ii) or 8.2(d)(iii).
“Excluded Swap Obligation” means, with respect to any Borrower, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Borrower of, or the grant by such Borrower of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Future Trading Commission (or the application or official interpretation thereof) by virtue of such Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell”, support or other agreement for the benefit of such Borrower and any and all guarantees of such Borrower’s Swap Obligations by other Borrowers) at the time the Guaranty of such Borrower, or grant by such Borrower of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement (as defined in such Swap Agreement) governing more than one Swap Agreement, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of January 11, 2022 (as amended or otherwise modified prior to the Effective Date), among the Company, the guarantors party thereto, the lenders party thereto and the Administrative Agent.
“Existing Letters of Credit” means the letters of credit and bank guarantees listed on Schedule 1.1(b).
“Extended Maturity Date” has the meaning specified in Section 2.17(a).
“Extending Lender” has the meaning specified in Section 2.17(b).
“Extension Date” has the meaning specified in Section 2.17(a).
“Facility” means the Revolving Facility.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means the letter agreement dated as of September 23, 2025 among the Company, BofA Securities, Inc. and the Administrative Agent.
“Fitch” means, Fitch Ratings Inc., and any successor thereto.
“Foreign Borrower” means any Borrower that is organized, incorporated, established or formed under the laws of a jurisdiction other than the United States, a state thereof or the District of Columbia.
“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by any Borrower primarily for the benefit of employees of such Borrower residing outside the United States, which plan, fund or other similar program provides for a “defined benefit” retirement benefit, and which plan is not subject to ERISA or the Code.
“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, without duplication, (a) all outstanding Indebtedness of the Company and its consolidated Subsidiaries as described in (i) and (ii) of the definition of Indebtedness, (b) all direct obligations described in (vi) of the definition of Indebtedness, and (c) Guarantees of Indebtedness described in clauses (a) and (b).
“GAAP” means (a) with respect to the Company, generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, and (b) with respect to any other Person, generally accepted accounting principles as in effect from time to time in each applicable jurisdiction where such Person keeps its books and records of account, in each case, consistently applied and subject to Section 1.4.
“Governing Body” means, when used with respect to any Person, its board of directors or managers, board of trustees or other board, committee or group of individuals in which all of the powers of such Person are vested, except for those powers reserved to the membership of such Person by the certificate of incorporation or bylaws of such Person or other organizational or constitutional documents (including articles of association) of such Person.
“Governmental Approval” means an authorization, consent, approval, license, or exemption of, registration or filing with, or report to, any Governmental Authority.
“Governmental Authority” means the government of the United States, United Kingdom or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Guaranteed Banking Services Agreement” means any Banking Services Agreement that is entered into by and between any Borrower or any Included Subsidiary and any Banking Services Bank with respect to such Banking Services Agreement. For the avoidance of doubt, a holder of Obligations in respect of Guaranteed Banking Services Agreements shall be subject to the last paragraph of Section 6.2 and Section 7.11.
“Guaranteed Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H and consented to by the Company.
“Guaranteed Swap Agreement” means any Swap Agreement that is entered into by and between any Borrower or any Included Subsidiary and any Swap Bank with respect to such Swap Agreement. For the avoidance of doubt, a holder of Obligations in respect of Guaranteed Swap Agreements shall be subject to the last paragraph of Section 6.2 and Section 7.11.
“Guarantees” means, for any Person, all guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds to invest in any other Person or otherwise to assure a creditor of another Person against loss. Guarantees shall not include (a) rent deposit guarantees or cash collateralized lease deposits to the extent that all of the foregoing do not exceed $35,000,000 in the aggregate and (b) any L/C Obligations. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
“Guaranty” means the guaranty substantially in the form of Exhibit E issued by the Company.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“HMRC” means HM Revenue & Customs.
“HMRC DTTP Scheme” means HMRC’s double taxation treaty passport scheme, as modified from time to time.
“Immaterial Subsidiary” means any Subsidiary of the Company with (a) assets not in excess of 2.5% of Consolidated Total Assets as of the last day of the most recently completed fiscal quarter or (b) revenues not in excess of 2.5% of the consolidated total revenues of the Company and its Subsidiaries for the four quarter period ending on the last day of the most recently completed fiscal quarter; provided, that all Immaterial Subsidiaries in the aggregate shall not have (i) assets in excess of 15% of Consolidated Total Assets of the last day of the most recently completed fiscal quarter or (ii) revenues in excess of 15% of consolidated total revenues of the Company and its Subsidiaries for the four quarter period ending on the last day of the most recently completed fiscal quarter.
“Included Subsidiary” means any Subsidiary of the Company (other than a Borrower) that enters into a Banking Services Agreement with a Banking Services Bank or a Swap Agreement with a Swap Bank so long as (i) the Company acknowledges in writing that such Subsidiary should be an Included Subsidiary under this Agreement and (ii) unless such Banking Services Bank or Swap Bank is the Administrative Agent or an Affiliate thereof (which is a Swiss Qualifying Bank), the Banking Services Bank or Swap Bank, as applicable, shall have delivered to the Administrative Agent a Guaranteed Party Designation Notice.
“Indebtedness” means for any Person (without duplication) (i) all indebtedness for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations for the deferred purchase price of Property or services (other than trade accounts payable arising in the ordinary course of business), (iv) all obligations secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (v) obligations of such Person with respect to Capital Leases, (vi) all direct or contingent obligations of such Person to reimburse any bank or any other Person in respect of amounts paid under a letter of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds or any other similar instrument, (vii) net obligations of such Person under any Swap Agreement with an initial maturity in excess of eighteen (18) months (excluding, however, any Swap Agreement entered into by such Person to hedge against the risk of interest rate fluctuations) and (viii) all Guarantees of any Indebtedness described in clauses (i) through (vii) of this definition.
“Interest Election Request” means a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, pursuant to Section 2.2(a) which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made; (c) as to any Alternative Currency Daily Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made and (d) as to any Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for an Alternative Currency Term Rate Loan exceeds three months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall be Interest Payment Dates.
“Interest Period” means as to each Term SOFR Loan and each Alternative Currency Term Rate Loan, the period commencing on the date such Term SOFR Loan or Alternative Currency Term Rate Loan is disbursed or converted to or continued as a Term SOFR Loan or an Alternative Currency Term Rate Loan, as applicable, and ending on the date one, three or six months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the applicable Borrower in its Borrowing Request or Interest Election Request; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan or an Alternative Currency Term Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period pertaining to a Term SOFR Loan or an Alternative Currency Term Rate Loan, as applicable, that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Capital Stock in another Person, (b) a loan, advance (but excluding advance payments and deposits for goods and services and commission, travel and similar advances to officers, employees, consultants and independent contractors, in each case, made in the ordinary course of business) or extension of credit to (but excluding payment deferrals, trade receivables and non-cash extensions of credit, in each case, in the ordinary course of business), capital contribution to, Guarantee with respect to Indebtedness of, or payment, purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in this Agreement or a Related Document, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, or write-ups, write-downs or write-offs with respect to such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment) and (ii) any modification, replacement, renewal or extension of an Investment made after the Effective Date (or any other conversion or exchange of one type of an Investment to or for another type of an Investment) shall be permitted (and shall not be deemed to constitute another Investment) so long as the initial Investment was permitted and the amount of such Investment (after giving effect to such modification, replacement, renewal, extension, conversion or exchange) is not increased thereby other than as otherwise permitted by Section 5.5 (including, without limitation, by using the unused portion of any baskets set forth in Section 5.5).
“Investment Policy” means the investment policy of the Company or any other Borrower delivered pursuant to Section 3.1 hereof or Section 5.3 hereof.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.
“ITA” means Income Tax Act 2007.
“Judgment Currency” has the meaning specified in Section 1.6(c).
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share. All L/C Advances shall be denominated in Dollars.
“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue Letters of Credit hereunder. The initial amount of the L/C Issuer’s L/C Commitment is set forth on Schedule 2, or if an L/C Issuer has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such L/C Issuer as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of the L/C Issuer may be modified from time to time by agreement between the L/C Issuer and the Company, and notified to the Administrative Agent.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.
“L/C Expiration Date” means the stated expiry date of a Letter of Credit which day shall be twelve (12) months or less after the Maturity Date or the earlier date the Letter of Credit expires in accordance with its terms (or, if such day is not a Business Day, the next preceding Business Day).
“L/C Fee” has the meaning specified in Section 2.3(l).
“L/C Issuer” means, Bank of America, through itself or through one of its designated Affiliates or branch offices, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit under Section 2.3, 7.6 or 8.9.
“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. The L/C Obligations of any Lender at any time shall be its Pro Rata Share of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the L/C Issuer and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“L/C Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $25,000,000 and (b) the Revolving Facility. The L/C Sublimit is part of, and not in addition to, the Revolving Facility.
“Legal Reservations” means, (a) the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, liquidation, reorganization, moratoria, administration and other laws generally affecting the rights of creditors; (b) the time barring of claims under applicable limitation laws (including the UK Limitation Act 1980 and the UK Foreign Limitation Periods Act 1984), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim; (c) provisions of a contract being invalid or unenforceable for reasons of oppression or undue influence or (in the case of default interest) representing a penalty; (d) the unavailability of, or limitation on the availability of a particular right or remedy because of equitable principles of general application; (e) similar principles, rights and defenses under the laws of any relevant jurisdiction of establishment, formation or incorporation of any applicable entity; and (f) any other matters which are set out as qualifications or reservations as to matters of law in legal opinions delivered to the Administrative Agent pursuant to requirements of this Agreement.
“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each Person that becomes a “Lender” in accordance with this Agreement and their respective successors and assigns.

“Lender Notice Date” has the meaning specified in Section 2.17(b).
“Lender Party” has the meaning specified in each Guaranty.
“Lender Recipient Party” has the meaning specified in Section 8.24.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such affiliate. Unless the context otherwise requires, each reference to a Lender shall include its Lending Office.
“Letter of Credit” means any commercial or standby letter of credit or bank guarantee issued by the L/C Issuer hereunder for the purpose of providing credit support, and shall include the Existing Letters of Credit. All references in this Agreement to account party, beneficiary, reimbursements, draws and similar terms used with respect to any letter of credit constituting a Letter of Credit shall be interpreted in a similar manner as determined by the L/C Issuer when used with respect to any bank guarantee acceptable to the L/C Issuer constituting a Letter of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.
“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.
“Loan” means an extension of credit by a Lender to a Borrower under Article 2 in the form of a Revolving Loan.
“Material Adverse Effect” means a material adverse effect on (a) the operations, business, assets, property or financial condition of the Borrowers taken as a whole or (b) the validity or enforceability against any Borrower of this Agreement or any and all other Related Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
“Maturity Date” means October 28, 2030.
“Maximum Swiss Amount” has the meaning specified in Section 8.29(a).
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(j), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer and (if Lenders other than the L/C Issuer will have continuing participation obligations with respect to Letters of Credit after the date on which such cash or other deposit account balances are required to be delivered or established) the Required Lenders in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA with respect to which Company or any ERISA Affiliate is or has been during the preceding five plan years a contributing employer or has any liability, whether fixed or contingent.
“Net Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) the difference of (i) Funded Indebtedness as of such day minus (ii) unrestricted cash of the Company and its Subsidiaries in an amount not to exceed $250,000,000 to (b) EBITDA for the period of four fiscal quarters ended on such day.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 8.7 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning specified in Section 2.17(b).
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit I or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Related Document or otherwise with respect to any Loan or Letter of Credit, (b) all obligations of any Borrower or any Included Subsidiary owing to a Banking Services Bank or a Swap Bank in respect of Guaranteed Banking Services Agreements or Guaranteed Swap Agreements, in each case identified in clauses (a) and (b), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Obligations” of a Borrower shall exclude any Excluded Swap Obligations with respect to such Borrower.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such tax, levy, impost, deduction, charge or withholding (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Related Document, or sold or assigned an interest in any Commitment, Loan, Letter of Credit or Bank Note).
“Outstanding Amount” means: (a) with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension under Section 2.5 occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any such Letter of Credit or any reduction in the maximum amount available for drawing under any such Letter of Credit taking effect on such date. For purposes of the foregoing, the principal amount of each Alternative Currency Loan shall be deemed to be the Dollar Equivalent amount thereof as of the most recent Revaluation Date.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.
“Participant” means any entity to which a Lender has granted a participation as provided in Section 8.9 hereof.
“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“PBGC” means the Pension Benefit Guaranty Corporation, and its successors and assigns.
“Permitted Acquisition” means an Acquisition permitted under Section 5.5(b).
“Permitted Encumbrances” mean (a) Liens for taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen, landlords, depository banks, and other similar Liens imposed by law), and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, that do not in the aggregate materially detract from the value of the Property or materially impair the use thereof in the operation of any Borrower’s or any Subsidiary’s (as applicable) business and, in each case, for which it maintains adequate reserves in accordance with GAAP; (c) attachments, appeal bonds, judgments and other similar Liens not constituting an Event of Default arising in connection with court proceedings; (d) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Borrower or any Subsidiary (as applicable); (e) Liens that constitute purchase money security interests or another security interest in any property securing Indebtedness incurred for the purpose of financing (including through a Capital Lease) all or any part of the cost of acquiring or leasing such property in an aggregate outstanding amount not to exceed at any time $300,000,000, provided that any such Lien attaches to such property within ninety (90) days of the acquisition thereof and attaches solely to the property so acquired; (f) Liens arising under any Related Document (including with respect to any Cash Collateral); (g) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions; (h) Liens on cash collateral or other deposits securing obligations in respect of letters of credit issued in the ordinary course of business or consistent with past practice or industry practice; (i) Liens existing on the Effective Date; provided, that any Liens existing on the Effective Date securing a principal amount greater than $2,500,000 shall be set forth on Schedule 5.14; provided, further, that no such

Lien shall at any time be extended to cover property other than the property subject thereto on the Effective Date; provided, however, that Liens on new property which are in replacement of Liens on previously owned property to the extent such new property is acquired through like-kind exchanges or similar substitutions shall be permitted hereunder; (j) Liens with respect to any accounts and related rights and assets subject to purchase pursuant to any Permitted Securitization Transaction; (k) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property), (l) Liens in connection with any fiscal unity (fiscale eenheid) for Dutch corporate income tax and/or value added tax purposes consisting solely of Subsidiaries and (m) Liens securing Permitted Priority Debt.

“Permitted Priority Debt” means (a) Indebtedness of Subsidiaries (other than the Company) not otherwise permitted by Sections 5.16(a) through 5.16(f), and (b) Indebtedness of the Company or any of its Subsidiaries secured by Liens not otherwise permitted by clauses (a) through (l) of the definition of “Permitted Encumbrances”; provided that, as of any date of determination, the aggregate principal amount of such Indebtedness outstanding pursuant to clauses (a) and (b) (without duplication) does not exceed the greater of (x) $600,000,000 and (y) 20% of Consolidated Total Assets (determined as of the most recently ended fiscal quarter for which financial statements are available).
“Permitted Securitization Transaction” means any transaction or series of transactions designated in writing by the Company to the Administrative Agent to be a “Permitted Securitization Transaction” which is entered into by a Borrower pursuant to which any Borrower may sell, convey or otherwise transfer to any other Person, or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of such Borrower, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, and proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable.
“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.
“Plan” means, with respect to a Borrower at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group of which such Borrower is a part, (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group of which such Borrower is a part is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions, or (iii) under which a member of the Controlled Group of which such Borrower is a part has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years or by reason of being deemed a contributing sponsor under Section 4069 of ERISA.
“Platform” shall have the meaning specified in Section 8.8(c).
“Potential Default” means an event or condition which, but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Pro Rata Share” means, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15. If the Commitment of all of the Lenders to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 6.2, or if the Commitments have expired, then the Pro Rata Share of each Lender in respect of the Facility shall be determined based on the Pro Rata Share of such Lender in respect of the Facility most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The Pro Rata Share of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 2 or in the Assignment and Assumption or other agreement pursuant to which such Lender becomes a party hereto, as applicable.
“Property” means any and all rights, titles and interests in and to any and all property, whether real or personal, tangible (including cash) or intangible, wherever situated and whether now owned or hereafter acquired.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Qualified Acquisition” means an Acquisition by the Company or any of its Subsidiaries for which the aggregate cash and non-cash consideration (including assumed Indebtedness, the good faith estimate by the Company of the maximum amount of any deferred purchase price obligations (including any earn out payments) and Capital Stock) exceeds $100,000,000; provided, that, for any Acquisition to qualify as a “Qualified Acquisition”, the Company shall have notified the Administrative Agent, prior to the end of the fiscal quarter in which such Acquisition was consummated, that such Acquisition constitutes a “Qualified Acquisition”.
“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).
“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any L/C Issuer or (d) any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, as applicable.
“Register” has the meaning specified in Section 8.9(c).
“Related Documents” means this Agreement, each Bank Note, the Guaranty, the Fee Letter, and the Issuer Documents.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, Term SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR, (d) Yen, TIBOR, and (e) Swiss Francs, SARON, as applicable.

“Required Lenders” means, at any time, Lenders having Total Credit Exposure representing more than 50% of the Total Credit Exposure of all Lenders at such time. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the L/C Issuer in making such determination.
“Rescindable Amount” has the meaning as defined in Section 2.8(c).
“Resolution Authority” means with respect to an EEA Financial Institution, an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of any Person means the chief executive officer, president, chief financial officer, general counsel, director, manager or treasurer of such Person and, solely for purposes of notices given pursuant to Article Two, any other officer or employee of such Person so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.
“Restricted Obligations” has the meaning specified in Section 8.29(a).
“Revaluation Date” means (a) with respect to any Loan denominated in an Alternative Currency, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) with respect to an Alternative Currency Daily Rate Loan, each Interest Payment Date, (iii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.2, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iii) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Effective Date, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.
“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, in each case, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.1.
“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.1, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2 under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.
“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in L/C Obligations at such time.
“Revolving Loan” has the meaning specified in Section 2.1.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, the United Kingdom government (including His Majesty’s Treasury and the Foreign, Commonwealth & Development Office), the State Secretariat for Economic Affairs (SECO) of Switzerland, the Swiss Directorate of International Law or other relevant sanctions authority.
“SARON” means, with respect to any applicable determination date, the Swiss Average Rate Overnight published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SARON means such rate that applied on the first Business Day immediately prior thereto.
“Scheduled Relevant Rate Unavailability Date” has the meaning specified in Section 1.13(c).
“Scheduled Term SOFR Unavailability Date” has the meaning specified in Section 1.13(b).
“Senior Notes Indenture” means that certain Indenture dated as of October 20, 2023 by and among the Company, as issuer, UL, as guarantor and Computershare Trust Company, N.A., as trustee, as supplemented pursuant to the First Supplemental Indenture dated as of October 20, 2023 and as may be further amended, supplemented or otherwise modified from time to time.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Successor Rate” has the meaning specified in Section 1.13(b).
“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided, however, that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Specified Event of Default” means any Event of Default under Section 6.1(c), (e) (to the extent related to an Event of Default with respect to Section 5.15), (g) or (h).
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, and in respect of the UK Borrower a subsidiary within the meaning of section 1159 of the Companies Act 2006. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Successor Rate” means a SOFR Successor Rate or Successor Relevant Rate, as the context may require.
“Successor Relevant Rate” has the meaning specified in Section 1.13(c).
“Supported QFC” has the meaning specified in Section 8.27.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions. A call or put option with no future obligation of the part of any Borrower or any Subsidiary shall not be a Swap Agreement hereunder.
“Swap Bank” means any Person that (i) at the time it enters into a Swap Agreement, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (ii) in the case of any Swap Agreement in effect on or prior to the Effective Date, is, as of the Effective Date or within thirty (30) days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Swap Agreement or (iii) within thirty (30) days after the time it enters into the applicable Swap Agreement, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Swap Agreement; provided, in the case of a Guaranteed Swap Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Swap Bank only through the stated termination date (without extension or renewal) of such Guaranteed Swap Agreement.
“Swap Obligation” means with respect to any Borrower or Included Subsidiary any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swiss 10 Non-Bank Rule” means the rule that the aggregate number of creditors under this Agreement which are not Swiss Qualifying Banks must not at any time exceed ten (10), in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss 20 Non-Bank Rule” means the rule that (without duplication) the aggregate number of creditors (including the Lenders), other than Swiss Qualifying Banks, of the Swiss Borrower under all outstanding debts relevant for classification as debenture (Kassenobligation) (within the meaning of the applicable Swiss Guidelines), such as (intragroup) loans (if and to the extent intragroup loans are not exempt in accordance with article 14(a) of the Swiss Federal Ordinance on Swiss Withholding Tax), facilities and/or private placements (including under the Related Documents) must not at any time exceed 20 (twenty), in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.
“Swiss Code of Obligations” means the Swiss Code of Obligations (Schweizerisches Obligationenrecht) of 30 March 1911, as amended from time to time.
“Swiss DEBA” means the Swiss Debt Enforcement and Bankruptcy Act (Bundesgesetz über Schuldbetreibung und Konkurs) of 11 April 1889, as amended from time to time.
“Swiss Federal Tax Administration” means the tax authorities referred to in Article 34 of the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer, SR 642.21).
“Swiss Franc” and “CHF” mean the lawful currency of Switzerland.
“Swiss Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt "Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)" vom 22. September 1986), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter no. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 "Kundenguthaben" vom 26. Juli 2011), circular letter no. 15 of 3 October 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax, and Swiss stamp taxes (Kreisschreiben Nr. 15 "Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben" vom 3. Oktober 2017), circular letter no. 46 of 24 July 2019 (1-046-DVS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 betreffend steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom 24. Juli 2019), and circular letter no. 47 of 25 July 2019 (1-047-DVS-2019) in relation to bonds (Kreisschreiben Nr. 47 betreffend Obligationen vom 25. Juli 2019), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.
“Swiss Non-Bank Rules” means the Swiss 10 Non-Bank Rule and the Swiss 20 Non-Bank Rule.
“Swiss Non-Qualifying Bank” means a person which is not a Swiss Qualifying Bank.
“Swiss Qualifying Bank” means: (i); any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) (ii) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Swiss Guidelines; or (iii) a federal reserve or central bank (including supranational central banks such as inter alia the European Central Bank) and institutions with a similar function as a federal reserve or central bank in countries which do not have a federal reserve or central bank and the Bank for International Settlements (BIS).
“Swiss Withholding Tax” means the tax levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), together with the related ordinances, regulations and the Swiss Guidelines, all as amended and applicable from time to time.
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.
“Taxes” has the meaning specified in Section 8.1(c) (and “Tax” shall be construed accordingly).
“Term SOFR” means:
(a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;
provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Exposure of such Lender at such time.
“Total Revolving Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations, as of such date.
“Transactions” means the execution, delivery and performance by the Borrowers of the Related Documents, the borrowing of Loans, the issuance of Letters of Credit, the guarantee of the Obligations and the use of the proceeds of the Loans.

“Type” means, as to any Loan, its character as a Base Rate Loan, an Alternative Currency Daily Rate Loan, an Alternative Currency Term Rate Loan or a Term SOFR Loan.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes a person that is a bank, certain credit institutions, investment firms or other financial institution, and affiliates of such banks, credit institutions, investment firms or other financial institutions.
“UK Non-Bank Lender” means a Lender that is (i) a company resident in the UK for UK tax purposes, (ii) a partnership each member of which is (A) a company resident in the UK for UK tax purposes or (B) a company not resident in the UK for UK tax purposes which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of a Related Document that falls to it by reason of Part 17 of the CTA or (iii) a company not resident in the UK for UK tax purposes which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any interest payable to it in respect of a Related Document.
“UK Qualifying Lender” means:
(a)    a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Related Document and is:
(i)    a Lender:
a.    which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Related Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or
b.    in respect of an advance made under a Related Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(ii)    a Lender which is:
a.    a company resident in the United Kingdom for United Kingdom tax purposes;
b.    a partnership each member of which is:

i.    a company so resident in the United Kingdom; or
ii.    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
c.    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or
(iii)    a UK Treaty Lender; or
(b)    a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Related Document.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Tax Confirmation” means a confirmation by a Lender that it is beneficially entitled to interest payable to that Lender in respect of a Related Document and is either (i) a company resident in the UK for UK tax purposes, (ii) a partnership each member of which is (A) a company resident in the UK for UK tax purposes or (B) a company not resident in the UK for UK tax purposes which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of a Related Document that falls to it by reason of Part 17 of the CTA or (iii) a company not resident in the UK for UK tax purposes which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any interest payable to it in respect of a Related Document.
“UK Treaty Lender” means a Lender which (a) is treated as a resident of a UK Treaty State for the purposes of a UK Tax Treaty; (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (c) fulfils any conditions which must be fulfilled under the relevant UK Tax Treaty and under domestic law for residents of such UK Treaty State to obtain full exemption from tax imposed by the United Kingdom on interest payable to that Lender under a Related Document, including the completion of procedural formalities (and, for these purposes, such Lender shall be deemed to have completed such procedural formalities if it has provided its scheme reference number and its jurisdiction of tax residence in accordance with Section 8.2(d)(ii)).
“UK Treaty State” means a jurisdiction having a double taxation agreement with the United Kingdom (a “UK Tax Treaty”) which has entered into force and which makes provision for full exemption from tax imposed by the United Kingdom on interest.
“UL” means UL LLC, a Delaware limited liability company.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable accrued benefits under such Plan (based on those assumptions used to fund such Plan) exceeds (ii) the fair market value of all assets of such Plan allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or such Plan under Title IV of ERISA.
“Unreimbursed Amount” has the meaning specified in Section 2.3(f).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“VAT” means, (a) any value added tax imposed by the Value Added Tax Act 1994, (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (c) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.
“Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable UK Resolution Authority under the Bail-In Legislation to cancel, transfer or dilute shares issued by a UK Financial Institution, to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” means the lawful currency of Japan.
Section 1.2    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term SOFR Loan”).
Section 1.3    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights unless otherwise specified.
Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
Section 1.4    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent and the Lenders that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and the Company and the Administrative Agent and the Lenders shall negotiate such amendment in good faith. Without limiting the foregoing, all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.
Section 1.5    Dutch Terms. In this Agreement, where it relates to a Dutch entity, a reference to:
(a)    “constitutional documents” means the deed of incorporation (akte van oprichting) and articles of association (statuten);
(b)    a “winding-up” includes a Dutch entity being declared bankrupt (failliet verklaard) and a “receiver” includes a curator;

(c)    “other relief with respect to it or its debts” includes surseance van betaling and a “custodian” includes a bewindvoerder;
(d)    a “dissolution” includes a Dutch entity being dissolved (ontbonden); and
(e)    “admits inability to pay its debts” includes giving notice to the Dutch tax authorities under Section 36(2) of the Dutch Invorderingswet 1990.
Section 1.6    Exchange Rates; Currency Equivalents; Rates.
(a)    The Administrative Agent or the L/C Issuer (in consultation with the Administrative Agent), as applicable, shall determine the Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Related Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer (in consultation with the Administrative Agent), as applicable, in accordance with this Agreement.
(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of an Alternative Currency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Alternative Currency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer (in consultation with the Administrative Agent), as the case may be.
(c)    If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Related Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Related Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

(d)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
(e)    By agreeing to make Loans under this Agreement, each Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein as provided for in this Agreement and it will do all things necessary to comply, preserve, renew and keep in full force and effect such licenses, permits and approvals for use of such rates under this Agreement.
(f)    No Event of Default or Potential Default, or breach of any representation, warranty, undertaking or other terms of this Agreement or a Related Document, will arise in respect of any monetary basket or threshold being exceeded merely as a result of a subsequent change in the Dollar Equivalent of an amount that has been converted into Dollars for the purpose of calculating such monetary basket or threshold which is due to fluctuations in the exchange rate since the date on which such amount was first converted into Dollars (and such Dollar Equivalent shall be calculated as at the date of the incurrence or making of the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking of any other relevant action).
Section 1.7    Additional Alternative Currencies.
(a)    The Company may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and each Lender with a Commitment under which such currency is requested to be made available; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the Administrative Agent shall promptly notify each applicable Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each applicable Lender (in the case of any such request pertaining to Alternative Currency Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Alternative Currency Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Alternative Currency Loans. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and the L/C Issuer may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.7, the Administrative Agent shall promptly so notify the Company. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.
Section 1.8    Change of Currency.
(a)    Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify in writing to the Company to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify in writing to the Company to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
Section 1.9    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 1.10    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
Section 1.11    Computation of Interest. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Alternative Currency Loans shall be made on the basis of a year as set forth on Schedule 1.10 for such Alternative Currency and actual days elapsed. All other computations of fees and interest, including those with respect to Term SOFR Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.8(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 1.12    Illegality.
(a)    If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate or to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, upon notice thereof by such Lender to the Company (through the Administrative Agent), (i) any obligation of such Lender to make or maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be, in each case, suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice by the Company, (A) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans or Alternative Currency Loans, as applicable, in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, to such day, or immediately, if such Lender may not lawfully continue to maintain such Alternative Currency Term Rate Loans or Term SOFR Loans, as applicable, and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.12.
Section 1.13    Inability to Determine Rates.
(a)    If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 1.13(b) or Section 1.13(c) and the circumstances under clause (i) of Section 1.13(b) or clause (i) of Section 1.13(c), or the Scheduled Relevant Rate Unavailability Date, or the Scheduled Term SOFR Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or Alternative Currency Loans in the affected currencies, as applicable, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Loans, Interest Period(s) or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 1.13(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.
Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans, or Borrowing of, or continuation of Alternative Currency Loans, in each case to the extent of the affected Loans, Interest Periods or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans at the end of their respective applicable Interest Period and (B) any outstanding affected Alternative Currency Loans, at the applicable Borrower’s election, shall either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by a Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by such Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, such Borrower shall be deemed to have elected clause (1) above.
(b)    Replacement of Term SOFR or SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Related Documents, if the Administrative Agent determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined (which determination shall likewise be conclusive and binding upon all parties hereto absent manifest error), that:
(i)    adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR on a representative basis after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Term SOFR Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Term SOFR Unavailability Date, Term SOFR will be replaced hereunder and under any Related Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Related Document (the “SOFR Successor Rate”).

If the SOFR Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 1.13(b)(i) or (ii) have occurred with respect to the SOFR Successor Rate then in effect, then in each case, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing Term SOFR or any then current SOFR Successor Rate in accordance with this Section 1.13 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments, if any, to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
For purposes of this Section 1.13(b), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.
(c)    Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Related Documents, if the Administrative Agent determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined (which determination shall likewise be conclusive and binding upon all parties hereto absent manifest error), that:
(i)    adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Alternative Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Alternative Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Relevant Rate Unavailability Date”); or

or if the events or circumstances of the type described in Section 1.13(c)(i) or (ii) have occurred with respect to the Successor Relevant Rate then in effect, then, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Alternative Currency or any then current Successor Relevant Rate for an Alternative Currency in accordance with this Section 1.13 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments, if any, to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Relevant Rate” and collectively with the SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
For purposes of this Section 1.13(c), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the applicable Alternative Currency shall be excluded from any determination of Required Lenders.
(d)    Successor Rates Generally.
The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Related Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Related Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
ARTICLE TWO
THE CREDITS
Section 2.1    Revolving Borrowings.
Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (“Revolving Loans”) to the Borrowers in Dollars or in one or more Alternative Currencies, from time to time, on any Business Day during the Availability Period, in an aggregate outstanding amount (together with the amount of any outstanding L/C Obligations hereunder) not to exceed at any time such Lender’s Revolving Commitment; provided that (a) each Base Rate Loan shall be denominated in Dollars and (b) after giving effect to the making of any Revolving Loan, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow Revolving Loans, prepay under Section 2.4, and reborrow under this Section 2.1. Revolving Loans may be Base Rate Loans, Term SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans, as further provided herein. Notwithstanding anything to the contrary contained here, (i) the UK Borrower shall only be permitted to request Loans denominated in Sterling, (ii) the Dutch Borrower shall only be permitted to request Loans denominated in Euros, (iii) the Swiss Borrower shall only be permitted to request Loans denominated in Dollars or Swiss Francs and (iv) the Singapore Borrower shall only be permitted to request Loans denominated in Dollars.
Section 2.2    Borrowings, Conversions and Continuations of Loans.
(a)    Each Borrowing, each conversion of a Loan from one Type to the other, and each continuation of Term SOFR Loans and each continuation of Alternative Currency Term Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Borrowing Request or Interest Election Request, as applicable; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Borrowing Request or Interest Election Request, as applicable. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of a Term SOFR Loan to a Base Rate Loan, (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing of an Alternative Currency Loan or continuation of an Alternative Currency Term Rate Loan and (iii) on the requested date of any borrowing of or conversion to a Base Rate Loan.
(b)    Each Borrowing of, conversion to or continuation of a Term SOFR Loan and each Borrowing of, conversion or continuation of an Alternative Currency Loan shall be in a principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of the Dollar Equivalent of $500,000 in excess thereof (or, if less, the entire remaining principal amount then outstanding). Except as provided in Section 2.3(c), each borrowing of or conversion to a Base Rate Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire remaining principal amount then outstanding). Each Borrowing Request or Interest Election Request shall specify (i) whether the applicable Borrower is requesting the making of a Loan, a conversion of a Loan from one Type to the other, or a continuation of a Term SOFR Loan or Alternative Currency Loan, as the case may be, under the Facility, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Loan to be borrowed, converted or continued, (iv) the Type of Loan to be borrowed or to which an existing Loan is to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) if such Borrowing Request is for an Alternative Currency Loan, the currency of the Loan to be borrowed. If a Borrower fails to specify a currency in a Borrowing Request, then the Loans so requested shall be made in Dollars. If a Borrower fails to specify a Type of Loan in a Borrowing Request or fails to give a timely notice requesting a conversion or continuation in an Interest Election Request, then the applicable Loan shall be made as, or converted to, a Term SOFR Loan with an Interest Period of one month; provided that in the case of a failure to timely request a continuation of Alternative Currency Term Rate Loans, such Loans shall be continued as Alternative Currency Term Rate Loans in their original currency with an Interest Period of one (1) month. If a Borrower requests a Borrowing of, conversion to, or continuation of Alternative Currency Term Rate Loans in any such Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Any automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loan or Alternative Currency Term Rate Loan. If a Borrower requests the making of, conversion to, or continuation of a Term SOFR Loan in any such Borrowing Request or Interest Election Request, as applicable, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. No Alternative Currency Loan may be converted into or continued as an Alternative Currency Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.
(c)    Following receipt of a Borrowing Request, the Administrative Agent shall promptly notify each Lender of the amount and currency of its Pro Rata Share under the Facility of the applicable Borrowing, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of an Alternative Currency Term Rate Loan, in each case as described in the preceding subsection. Each Lender shall make its Pro Rata Share of the requested Borrowing available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 2:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Borrowing Request.
(d)    Upon satisfaction of the applicable conditions set forth in Section 3.2 (and, if such Borrowing is the initial Credit Extension, Section 3.1), the Administrative Agent shall make the requested Loans available to the applicable Borrower either by (i) crediting the account of such Borrower on the books of Bank of America or (ii) wire transfer, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date a Borrowing Request with respect to a Revolving Borrowing denominated in Dollars is given by a Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to such Borrower as provided above.
(e)    Except as otherwise provided herein, a Term SOFR Loan or an Alternative Currency Term Rate Loan may be continued or converted only on the last day of an Interest Period for such Loan. During the existence of an Event of Default, no Loans may be requested as, or converted to Term SOFR Loans or Alternative Currency Loans or converted to or continued as Alternative Currency Term Rate Loans without the consent of the Required Lenders.
(f)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.
(g)    After giving effect to all Term SOFR Loans and Alternative Currency Term Rate Loans and all continuations of Term SOFR Loans and Alternative Currency Term Rate Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect in respect of the Facility.
(h)    Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing,

extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent and such Lender.
(i)    With respect to any Alternative Currency Daily Rate, Alternative Currency Term Rate, SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Related Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Related Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
Section 2.3    Letters of Credit.
(a)    The Letter of Credit Commitment. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.1, the Company may request that the L/C Issuer, in reliance on the agreements of the Lenders set forth in this Section 2.3, issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars or Alternative Currencies for its own account or the account of any of its Subsidiaries in such form as is acceptable to the L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments.
(b)    Notice of Issuance, Amendment, Extension, Reinstatement or Renewal.
(i)    To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Company shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer and to the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.3(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the L/C Issuer, the Company also shall submit a letter of credit application and reimbursement agreement on the L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Company to, or entered into by the Company with, the L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(ii)    If the Company so requests in any applicable L/C Application (or the amendment of an outstanding Letter of Credit), the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-

Extension Letter of Credit shall permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Company and the L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later the L/C Expiration Date; provided, that the L/C Issuer shall not (A) permit any such extension if (1) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one (1) year from the then-current expiration date) or (2) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent that the Lenders holding a majority of the Revolving Commitments have elected not to permit such extension or (B) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions set forth in Section 3.2 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(c)    Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (w) the aggregate amount of the outstanding Letters of Credit issued by the L/C Issuer shall not exceed its L/C Commitment, (x) the aggregate L/C Obligations shall not exceed the L/C Sublimit, (y) the Revolving Exposure of any Lender shall not exceed its Revolving Commitment and (z) the Total Credit Exposure shall not exceed the Aggregate Revolving Commitments.
(i)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $5,000;
(D)    any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Company or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;
(E)    if such Letter of Credit is to be a commercial letter of credit, the L/C Issuer has agreed to issue such commercial letter of credit;
(F)    such Letter of Credit is to be denominated in a currency other than an Agreed Currency; or
(G)    unless specifically provided for in this Agreement, the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(ii)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(d)    Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date three (3) years after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, three years after the then-current expiration date of such Letter of Credit) and (ii) the date that is twelve (12) months after the end of the Availability Period.
(e)    Participations.
(i)    By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the L/C Issuer or the Lenders, the L/C Issuer hereby grants to each Lender, and each Lender hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Potential Default or reduction or termination of the Revolving Commitments.

(ii)    In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent in Dollars, for account of the L/C Issuer, such Lender’s Pro Rata Share of each L/C Disbursement made by the L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Lenders pursuant to Section 2.3(f) until such L/C Disbursement is reimbursed by the Company or at any time after any reimbursement payment is required to be refunded to the Company for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.2 with respect to Loans made by such Lender (and Section 2.2 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this Section 2.3), and the Administrative Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to Section 2.3(f), the Administrative Agent shall distribute such payment to the L/C Issuer or, to the extent that the Lenders have made payments pursuant to this clause (e) to reimburse the L/C Issuer, then to such Lenders and the L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse the L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such L/C Disbursement.
(iii)    Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Sections 2.6, as a result of an assignment in accordance with Section 8.9 or otherwise pursuant to this Agreement.
(iv)    If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(e), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the applicable Overnight Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (e)(vi) shall be conclusive absent manifest error.
(f)    Reimbursement. If the L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Company shall reimburse the L/C Issuer in respect of such L/C Disbursement in the currency in which such L/C Disbursement was made (or, if requested by the L/C Issuer, in the Dollar Equivalent of the amount of such L/C Disbursement) by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that the Company receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time, provided that, if such L/C

Disbursement is not less than $500,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.2 that such payment be financed with a Borrowing of Revolving Loans that are Base Rate Loans in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Company in respect thereof (the “Unreimbursed Amount”) and such Lender’s Pro Rata Share thereof. Promptly upon receipt of such notice, each Lender shall pay to the Administrative Agent its Pro Rata Share of the Unreimbursed Amount pursuant to Section 2.3(e)(ii), subject to the amount of the unutilized portion of the aggregate Revolving Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.3(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(g)    Obligations Absolute. The Company’s obligation to reimburse L/C Disbursements as provided in Section 2.3(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:
(i)    any lack of validity or enforceability of this Agreement, any other Related Document or any Letter of Credit, or any term or provision herein or therein;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Company or any waiver by the L/C Issuer which does not in fact materially prejudice the Company;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;
(vi)    any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, judicial manager, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(viii)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.3, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder; or
(ix)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally.
(h)    Examination. The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents and the Lenders unless such notice is given as aforesaid within five (5) days of issuance of the Letter of Credit; provided that reimbursement by the Company of a drawing under such Letter of Credit shall not relieve the L/C Issuer of any liability resulting from the L/C Issuer’s gross negligence or willful misconduct.
(i)    Liability. None of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable Law) suffered by the Company that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination, and that:
(i)    the L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;
(ii)    the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)    the L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(iv)    this sentence shall establish the standard of care to be exercised by the L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable Law, any standard of care inconsistent with the foregoing).
Without limiting the foregoing, none of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) the L/C Issuer declining to take-up documents and make payment, (C) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor, (D) following a Company’s waiver of discrepancies with respect to such documents or request for honor of such documents or (E) the L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the L/C Issuer.
(j)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Company for, and the L/C Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(k)    Benefits. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article Seven with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article Seven included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.
(l)    L/C Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Pro Rata Share a Letter of Credit fee (the “L/C Fee”) for each Letter of Credit equal to the Applicable Rate for Term SOFR Loans times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the Dollar Equivalent of the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.9. L/C Fees shall be (i) due and payable on the first Business Day following each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the Dollar Equivalent amount of the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(m)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at a rate per annum equal to the percentage separately agreed upon between such Company and the L/C Issuer, computed on the Dollar Equivalent of the maximum stated amount of such Letter of Credit, and payable upon the issuance thereof and (ii) with respect to each standby Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between the Company and the L/C Issuer, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee for standby Letters of Credit shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such standby Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the Dollar Equivalent of the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.9. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(n)    Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The L/C Issuer shall promptly after such examination notify the Administrative Agent and the Company in writing of such demand for payment if the L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the L/C Issuer and the Lenders with respect to any such L/C Disbursement.
(o)    Interim Interest. If the L/C Issuer for any standby Letter of Credit shall make any L/C Disbursement, then, unless the Company shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Company reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Company fails to reimburse such L/C Disbursement when due pursuant to Section 2.3(f), then Section 2.7(b) shall apply. Interest accrued pursuant to this subsection shall be for account of the L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.3(f) to reimburse the L/C Issuer shall be for account of such Lender to the extent of such payment.
(p)    Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement between the Company, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer (it being understood that no Lender shall become an L/C Issuer hereunder without its express consent). The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to

Section 2.3(m). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of the L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(q)    Cash Collateralization.
(i)    If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Lenders holding a majority of the Revolving Commitments (or, if the maturity of the Loans has been accelerated, Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this subsection, the Company shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in Section 6.1(g) or 6.1(h). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. In addition, and without limiting the foregoing or Section 2.3(d), if any L/C Obligations remain outstanding after the expiration date specified in said Section 2.3(d), the Company shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.
(ii)    The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse the L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.
(r)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse, indemnify and compensate the L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Company. The Company irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.
(s)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
Section 2.4    Prepayments.
(a)    The applicable Borrower may, upon delivery of a Notice of Loan Prepayment to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (subject to the last sentence hereof); provided that (i) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) two (2) Business Days prior to any date of prepayment of Term SOFR Loans, (B) four (4) Business Days (or five (5), in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Alternative Currency Loans, and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof; (iii) any prepayment of Alternative Currency Loans shall be in a minimum principal amount of the Dollar Equivalent of $2,500,000 or a whole multiple of the Dollar Equivalent of $500,000 in excess thereof; and (iv) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case of clauses (i), (ii), (iii), (iv) and (v), if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans or Alternative Currency Term Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Pro Rata Shares in respect of the Facility.
(b)    If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that any notice may state that such prepayment is conditioned upon the occurrence or non-occurrence of some other identifiable and specified event or condition specified therein (including, but not limited to, any acquisition or other investment or the effectiveness of other debt facilities), in which case such notice may be revoked or extended in writing on or prior to the specified effective date of such event or condition.
(c)    If at any time the Total Revolving Outstandings exceed the Aggregate Revolving Commitment, the Borrowers shall immediately prepay an amount equal to such excess.
(d)    Any prepayment of a Term SOFR Loan and any Alternative Currency Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.12.
(e)    All prepayments of Loans by the Borrowers shall be applied so that each Lender continues to have a ratable portion (according to its applicable Pro Rata Share) of the outstanding Loans.

Section 2.5    Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent and the Lenders, terminate the Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitment to an amount not less than the Total Revolving Outstandings; provided that (i) any such notice shall be received by the Administrative Agent and the Lenders not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,500,000 or any whole multiple of $500,000 in excess thereof, (iii) shall reduce the amounts of the Revolving Commitments of the Lenders ratably according to their respective Pro Rata Shares, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitment, the L/C Sublimit exceeds the Aggregate Revolving Commitment, the L/C Sublimit shall be automatically reduced by the amount of such excess.
Section 2.6    Commitment Increases.
(a)    The Company may from time to time, by means of a letter delivered to the Administrative Agent and the Lenders substantially in the form of Exhibit F, request an increase in the Aggregate Revolving Commitments (each such increase, an “Incremental Revolving Increase”) at the option of the Company by an agreement in writing entered into by the Company, the Administrative Agent and each Person (including any existing Lender) that agrees to provide a portion of such Incremental Revolving Increase (each an “Incremental Facility Amendment”); provided that:
(i)    the sum of the cumulative aggregate original principal amount of all Incremental Revolving Increases established under this Section 2.6 shall not exceed, at the time any such Incremental Revolving Increase is established (and giving effect thereto) $500,000,000;
(ii)    no Event of Default or Potential Default shall have occurred and be continuing, or would result therefrom, both on the date on which such Incremental Revolving Increase is requested and on the date on which such Incremental Revolving Increase is to become effective;
(iii)    each Incremental Revolving Increase shall be in a minimum amount of $50,000,000 and in integral multiples of $5,000,000 in excess thereof (or such lesser amounts as the Administrative Agent may agree);
(iv)    no existing Lender shall be under any obligation to provide any Incremental Facility Commitment and any such decision whether to provide an Incremental Facility Commitment shall be in such Lender’s sole and absolute discretion;
(v)    subject to compliance with the Swiss Non-Bank Rules, each Person providing any Incremental Facility Commitment shall be an institution selected by the Company that qualifies as an Eligible Assignee and is reasonably acceptable to the Administrative Agent and the L/C Issuer;
(vi)    each Incremental Revolving Increase shall be effective only upon receipt by the Administrative Agent of (A) additional commitments in respect of such requested Incremental Revolving Increase (each an “Incremental Facility Commitment”) from either existing Lenders and/or one or more other institutions that qualify as Eligible Assignees and (B) documentation from each Person providing an Incremental Facility Commitment evidencing its Incremental Facility Commitment and its obligations under this Agreement in form and substance reasonably acceptable to the Administrative Agent;

(vii)    the Administrative Agent shall have received:
(A)    a certificate of each Borrower dated as of the effective date of such Incremental Revolving Increase signed by a Responsible Officer of such Borrower (1) certifying and attaching resolutions adopted by the board of directors or equivalent governing body of such Borrower approving such Incremental Revolving Increase, and (2) certifying that, before and after giving effect to such Incremental Revolving Increase, (x) the representations and warranties contained in Article Four or any other Related Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Incremental Revolving Increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any such representations and warranties that are qualified by materiality or Material Adverse Effect, in all respects as drafted) as of such earlier date, and (y) no Event of Default or Potential Default exists;
(B)    to the extent reasonably requested by the Lenders committing to such Incremental Revolving Increase, customary opinions of legal counsel to the Borrowers, addressed to the Administrative Agent and each Lender (including each Person providing an Incremental Facility Commitment), dated as of the effective date of such Incremental Revolving Increase; and
(C)    such other documents and certificates it may reasonably request relating to the necessary authority for such Incremental Revolving Increase and the validity of such Incremental Revolving Increase, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;
(viii)    in the case of an Incremental Revolving Increase:
(A)    the terms and conditions (including interest rate, interest rate margins, fees (other than arrangement, structuring, underwriting and similar fees not paid generally to all Lenders under such Incremental Revolving Increase), prepayment terms and final maturity) of such Incremental Revolving Increase shall be the same as the terms applicable to the Aggregate Revolving Commitments hereunder;
(B)    Schedule 2 shall be deemed revised to include any increase in the Aggregate Revolving Commitments pursuant to this Section 2.6 and to include thereon any Person that becomes a Lender with a Revolving Commitment pursuant to this Section 2.6; and
(C)    on the effective date of such Incremental Revolving Increase, the existing Lenders with Revolving Commitments shall make such assignments (which assignments shall not be subject to the requirements set forth in Section 8.9(b)) of the outstanding Revolving Loans and participation interests in Letters of Credit to the Lenders providing such Incremental Revolving Increase, and the Administrative Agent may make such adjustments to the Register as are necessary, so that after giving effect to such Incremental Revolving Increase and such assignments and adjustments, each Lender (including the Lenders providing such Incremental Revolving Increase) will hold its Pro Rata Share of outstanding Revolving Loans and participation interests in Letters of Credit; and
(ix)    The Incremental Facility Commitments and credit extensions thereunder shall constitute Commitments and Credit Extensions under, and shall be entitled to all the benefits afforded by, this Agreement and the other Related Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees provided with respect to the Obligations. The Lenders hereby authorize the Administrative Agent to enter into, and the Lenders agree that this Agreement and the other Related Documents shall be amended by, such Incremental Facility Amendments to the extent the Administrative Agent and the Company deem necessary in order to establish Incremental Revolving Increases on terms consistent with and/or to effect the provisions of this Section 2.6. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment. This Section 2.6 shall supersede any provisions in Section 2.9 or 8.7 to the contrary.
Section 2.7    Interest. (a) Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Rate; and (iv) each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Alternative Currency Term Rate for such Interest Period plus the Applicable Rate.
(b)    (i) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Related Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)    Minimum interest

(i)    When entering into this Agreement, the Parties have assumed in bona fide that the interest payments are minimum interest payments not subject to any Swiss Withholding Tax.
(ii)    Notwithstanding paragraph (i) above, if a tax deduction is required under Swiss law and should it be unlawful for the relevant Borrower to comply with Section 8.1 (c) for any reason:
(A)    the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would apply to that interest payment under Section 2.7, divided by (ii) X (where X is 1 minus the rate at which the relevant tax deduction is required to be made) (the rate at which the relevant Tax Deduction is required to be made is for this purpose expressed as a fraction of 1 rather than as a percentage);
(B)    that Borrower shall be obliged to pay the relevant interest at the adjusted rate in accordance with this Section 2.7 (d);
(C)    all references to a rate of interest in this Agreement shall be construed accordingly; and
(D)    that Borrower shall make the tax deduction on the recalculated interest in accordance with this Section 2.7 (d).
(iii)    To the extent that any amount payable by a Borrower under any Related Document becomes subject to Swiss Withholding Tax, each relevant Lender and each relevant Borrower shall promptly cooperate by completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary (i) for the relevant Borrower to obtain authorization to make interest payments without them being subject to Swiss Withholding Tax (or, as the case may be, at a treaty rate lower than the domestic tax rate) and (ii) to ensure that any person which is entitled to a full or partial refund under any applicable double taxation treaty is so refunded.
(iv)    The relevant Borrower shall provide the Lenders with such documents and information required for applying for a refund of such Swiss Withholding Tax. In the event Swiss Withholding Tax is refunded to a Lender by the Swiss Federal Tax Administration, the relevant Lender shall forward, after deduction of costs, such amount to the relevant Borrower, unless an Event of Default is continuing. Nothing in this Section 2.7(d) shall interfere with the Lenders' right to arrange their tax affairs in whatever manner they think fit and, without limiting the foregoing, the relevant Lenders shall be under no obligation to claim any Swiss Withholding Tax refund in priority to any other claims, relieves, credits or deductions available to it.
(v)    Unless a Specified Event of Default has occurred and is continuing, a Swiss Borrower is not required to make an increased payment to a Lender under this Section 2.7(d) on account of Swiss Withholding Tax if such Lender (i) was a Swiss Qualifying Bank but on that date is not or has ceased to be a Swiss Qualifying Bank other than as a result of any change of law after the date it became a Lender under this Agreement or (ii) has made an incorrect declaration of its status as to whether or not it was a Swiss Qualifying Bank or as to the number of Swiss Non-Qualifying Banks it counts as.

Section 2.8    Payments Generally.
(a)    General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent at the Administrative Agent’s Office, in Dollars (or, in the case of payments of principal of and interest on Loans denominated in an Alternative Currency, in such Alternative Currency) and in immediately available funds not later than 1:00 p.m. (or, in the case of a payment in an Alternative Currency, not later than the Applicable Time) on the date specified herein. Without limiting the generality of the foregoing, if an Event of Default exists, the Administrative Agent may require (and shall require at the request of the Required Lenders) that any payments due under this Agreement be made in the United States. If, for any reason, a Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All payments received by the Administrative Agent (i) after 1:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower under this Agreement or any Related Documents shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans or Alternative Currency Loans (or, in the case of any Borrowing of Base Rate Loans, prior to noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing so available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender at a rate per annum equal to the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable at the time to Base Rate Loans or in the case of Alternative Currencies in accordance with such market practice, in each case, as applicable. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(c)    Payments by Borrower: Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.
(d)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
(e)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 8.5(b) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 8.5(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 8.5(b).
(f)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
Section 2.9    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to any Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 2.10    Repayment of Loans; Evidence of Debt.
(a)    [Reserved].
(b)    The Borrowers hereby unconditionally promise to pay to the Revolving Lenders the then unpaid principal amount of the Revolving Loans on the Maturity Date and all amounts due and owing under Letters of Credit in accordance with the terms hereof and the Issuer Documents.
(c)    The Administrative Agent and each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the Lenders resulting from each Loan made by the Lenders or Letter of Credit issued by the L/C Issuer, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)    The Administrative Agent and each Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto and the amount of any Letter of Credit issued hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to the Lenders hereunder and all amounts due and payable related to any Letter of Credit issued hereunder and (iii) the amount of any sum received by the Lenders hereunder.
(e)    The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans or obligations under any Letters of Credit in accordance with the terms of this Agreement and the Issuer Documents.
Section 2.11    Fees. During the Availability Period, the Borrowers agree to pay to the Administrative Agent for the account of each Lender on a ratable basis a non-refundable commitment fee at the Applicable Fee Rate on the actual daily unused portion of the Aggregate Revolving Commitment during the applicable calculation period. Such commitment fee shall accrue from and including the Effective Date to but excluding the last day of the Availability Period and shall be payable quarterly in arrears on the on the first Business Day after the end of each March, June, September and December during the Availability Period and on the last day of the Availability Period. The commitment fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
Section 2.12    Break Funding Payments. In the event of (a) the payment of any principal of any Loan other than a Base Rate Loan on a day other than the last day of an Interest Period, the relevant interest payment date or payment period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Loan other than a Base Rate Loan on a day other than on the last day of the Interest Period, the relevant interest payment date or payment period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan other than a Base Rate Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Term SOFR Loan or Alternative Currency Term Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 8.28, then, in any such event, the Company shall (or shall cause the applicable Borrower to) compensate any applicable Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to a Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Relevant Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period or payment period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period or payment period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable offshore interbank market. A certificate of the applicable Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Borrower to pay) such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 2.13    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 8.9(c). The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Bank Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit J (a “Bank Note”). Each Lender may attach schedules to its Bank Note and endorse thereon the date, type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative

Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 2.14    Cash Collateral.
(a)    Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Maturity Date, any L/C Obligation for any reason remains outstanding, (iii) the Company shall be required to provide Cash Collateral pursuant to Section 6.1, or (iv) there shall exist a Defaulting Lender, the Company shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent, or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided (other than any right or claim described in clause (a) or (f) of the definition of Permitted Encumbrances), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Section 2.3, 2.15 or 6.1 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 8.9(b))) or (ii) the determination by the Administrative Agent’s good faith determination and the L/C Issuer that there exists excess Cash Collateral; provided that (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien (if any) conferred under the Related Documents and the other applicable provisions of the Related Documents, and (y) the

Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.15    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 8.7.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.4), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Company may request (so long as Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as Potential Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Revolving Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender (x) shall be entitled to receive any fee payable under Section 2.12 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.
(C)    With respect to any fee payable under Section 2.11 or any L/C Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Pro Rata Shares to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 8.27, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.
(b)    Defaulting Lender Cure. If the Company, the Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Section 2.16    Designated Lenders.
Each of the Administrative Agent, the L/C Issuer and each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay any Credit Extension in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender, subject to compliance with the Swiss Non-Bank Rules; provided that in the case of an Affiliate or branch of a Lender, all provisions applicable to a Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender; provided that for the purposes only of voting in connection with any Related Document, any participation by any Designated Lender in any outstanding Credit Extension shall be deemed a participation of such Lender.
Section 2.17    Extension of Maturity Date.
(a)    Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the applicable class of Lenders) not later than 30 days prior to the date of a proposed extension (each such date of such proposed extension, an “Extension Date”), request that each applicable Lender extend such Lender’s Maturity Date then in effect for such Lender (the “Applicable Maturity Date”), to a date (the “Extended Maturity Date”) that is at least one year after the Applicable Maturity Date; provided that (i) not more than two such requests may be made during the term of this Credit Agreement and (ii) such extension shall not become effective before the date which is five years before the Maturity Date as so extended. For the avoidance of doubt, the Company may request extensions of any class of Lenders without requesting an extension of any other class of Lenders.
(b)    Lender Elections to Extend. Each Lender of the applicable class, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is 10 days after the date on which the Administrative Agent received the Company’s extension request (the “Lender Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender of the applicable class that determines to so extend its Applicable Maturity Date, an “Extending Lender”). Each Lender of the applicable class that determines not to so extend its Applicable Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender of the applicable class that does not so advise the Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for extension of the Applicable Maturity Date.
(c)    Notification by Administrative Agent. The Administrative Agent shall notify the Company of each applicable Lender’s determination under this Section 2.17 no later than the earlier of (i) the date that is 15 days prior to the applicable Extension Date (or, if such date is not a Business

Day, on the next preceding Business Day) and (ii) the date that is 5 days following the applicable Lender Notice Date.
(d)    Additional Commitment Lenders. The Company shall have the right, subject to compliance with the Swiss Non-Bank Rules, but shall not be obligated, on or before the Applicable Maturity Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as a “Revolving Lender” under this Agreement in place thereof, one or more financial institutions that are Eligible Assignees (each, an “Additional Commitment Lender”) approved by the Administrative Agent and, in the case of an Additional Commitment Lender assuming a new or additional Revolving Commitment, the L/C Issuer in accordance with the procedures provided in Section 2.18(b), each of which applicable Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 8.9, with the Company or replacement Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the Applicable Maturity Date for such Non-Extending Lender, assume a Revolving Commitment (and, if any such Additional Commitment Lender is already a Lender of the applicable class, its Revolving Commitment so assumed shall be in addition to such Lender’s Revolving Commitment hereunder on such date). The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Company but without the consent of any other Lenders.
(e)    Minimum Extension Requirement. If (and only if) the total of the applicable Revolving Commitments of the Lenders of the applicable class that have agreed to extend their Applicable Maturity Date and the new or increased Revolving Commitments of any Additional Commitment Lenders is more than 50% of the aggregate amount of the Revolving Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Applicable Maturity Date of each Extending Lender and of each Additional Commitment Lender of the applicable class shall be extended to the Extended Maturity Date (except that, if such date is not a Business Day, such Extended Maturity Date shall be the next preceding Business Day), and each Additional Commitment Lender of such class shall thereupon become a “Revolving Lender” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Revolving Lender hereunder and shall have the obligations of a Revolving Lender hereunder.
(f)    Conditions to Effectiveness of Extension. Notwithstanding the foregoing, any extension of any Applicable Maturity Date pursuant to this Section 2.17 shall not be effective with respect to any Extending Lender and each Additional Commitment Lender unless (i) no Event of Default or Potential Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto; and (ii) the representations and warranties of each Borrower set forth in this Agreement, and of each Borrower in each of the other Related Documents to which it is a party, are true and correct in all material respects (or, to the extent qualified by materiality or Material Adverse Effect, in all respects) on and as of the applicable Extension Date and after giving effect thereto, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, to the extent qualified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date, as evidenced by delivery of a certificate of a Responsible Officer of the Company on the Extension Date.
(g)    Maturity Date for Non-Extending Lenders. On the Applicable Maturity Date of each Non-Extending Lender with respect to any class, (i) to the extent of the Revolving Commitments of each Non-Extending Lender of the relevant class not assigned to the Additional

Commitment Lenders of such class, the Revolving Commitment of each Non-Extending Lender of such class shall automatically terminate and (ii) the Borrowers shall repay such Non-Extending Lender of such class in accordance with Section 2.10 (and shall pay to such Non-Extending Lender all of the other Obligations due and owing to it under this Agreement, including any additional amounts required pursuant to Section 2.12) and the Administrative Agent shall administer any necessary reallocation of the applicable Revolving Exposures with respect to Revolving Commitments to the extent necessary to keep outstanding Revolving Loans of the applicable class ratable with any revised Pro Rata Share of the respective Lenders of such class effective as of such date (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).
(h)    Conflicting Provisions. This Section 2.17 shall supersede any provisions in Section 2.8 or Section 8.9 to the contrary.
Section 2.18    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. Each Lender may make any Credit Extension to the applicable Borrower through any Lending Office, subject to compliance with the Swiss Non-Bank Rules, provided that the exercise of this option shall not affect the obligation of any Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 8.1(a) or 8.1(b), or requires any Borrower to pay any Taxes or Other Taxes or additional amounts to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 8.1(c), or if any Lender gives a notice pursuant to Section 1.12, then at the request of the Company such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.1(a), 8.1(b) or 8.1(c), as the case may be, in the future, or eliminate the need for the notice pursuant to Section 1.12, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 8.1(a) or 8.1(b), or if any Borrower is required to pay any Taxes or Other Taxes or additional amounts to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 8.1(c), and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.18(a), the Company may replace such Lender in accordance with Section 8.28.
ARTICLE THREE
CONDITIONS PRECEDENT
Section 3.1    Conditions Precedent to Effective Date. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent on or prior to the Effective Date (with any document specified below to be in form and substance satisfactory to the Administrative Agent and the Required Lenders):
(a)    this Agreement executed and delivered by the parties hereto;

(b)    a Bank Note executed by each Borrower in favor of each Lender that has requested a Bank Note;
(c)    the Guaranty executed and delivered by the Company;
(d)    a copy of the constitutional documents and/or bylaws of the Company and each Borrower;
(e)    written opinions of (i) Latham & Watkins LLP, as New York counsel to the Borrowers, (ii) Linklaters LLP, as England & Wales counsel to the Lenders, (iii) Linklaters Singapore Pte. Ltd., as Singapore counsel to the Lenders, (iv) Lenz & Staehelin, as Swiss counsel to the Borrowers and (v) Loyens Loeff, as Dutch counsel to the Borrowers, in each case dated the Effective Date and addressed to the Administrative Agent and the Lenders;
(f)    a certificate signed by a Responsible Officer of the Company dated the Effective Date and stating that:
(i)    the representations and warranties contained in Article Four of this Agreement are true and correct in all material respects (or, to the extent qualified by materiality or Material Adverse Effect, in all respects) on and as of the Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, to the extent qualified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date;
(ii)    since December 31, 2024, there shall have occurred no material adverse change in the financial condition of the Company and its Subsidiaries taken as a whole, nor shall there have occurred a change in the laws, rules, guidelines or regulations (or the interpretation or administration thereof) applicable to the Borrowers that materially affects the ability of the Borrowers to perform their respective obligations hereunder or under any Related Document; and
(iii)    no Event of Default or Potential Default has occurred and is continuing, or would result from the execution, delivery or performance of this Agreement or any Related Document to which any Borrower is a party.
(g)    a copy of resolutions of the Governing Body of each Borrower and all other necessary corporate approvals, if any, certified as of the Effective Date by a duly authorized officer of such Borrower, authorizing, among other things, the execution, delivery and performance by such Borrower of this Agreement and the other Related Documents to which it is a party and which are being executed and delivered as of the Effective Date;
(h)    true and correct copies of all Governmental Approvals, if any, necessary for the Borrowers to execute, deliver and perform the Related Documents;
(i)    evidence that the Borrowers have received all consents and other approvals from creditors necessary for them to execute, deliver and perform the Related Documents;
(j)    a certificate of a duly authorized officer or director of each Borrower certifying the names and true signatures of the officers or director of such Borrower authorized to sign this Agreement and the other Related Documents to which it is or will be a party;

(k)    evidence that (A) each Borrower is duly organized, incorporated, established, formed and validly existing under the laws of its jurisdiction of organization, incorporation, establishment or formation (to the extent such concept applies in such jurisdiction), (B) the Company is in good standing in the States of Delaware and (C) each other Borrower is in good standing (to the extent such concept applies in such jurisdiction) under the laws of its jurisdiction of organization, incorporation, establishment or formation;
(l)    a copy of the Investment Policy of the Company, certified to be true, correct and complete by the chief financial officer or other appropriate financial officer of the Company;
(m)    evidence that the Company shall have paid (i) to the Administrative Agent for the account of the Lenders (including Bank of America), the upfront fees set forth in the Fee Letter and (ii) all other fees and other amounts due to the Administrative Agent and the Lenders on or prior to the Effective Date;
(n)    all Indebtedness owing under the Existing Credit Agreement shall be repaid in full and the commitments thereunder shall be terminated on or prior to the Effective Date;
(o)    upon the reasonable request of any Lender prior to the date that is at least ten (10) days prior to the Effective Date and to such Lender’s reasonable satisfaction, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower;
(p)    in relation to the Dutch Borrower, an up-to-date extract from the Dutch trade register (handelsregister);
(q)    such other documents, certificates and opinions as the Administrative Agent or any Lender may reasonably request; and
(r)    satisfaction of the Administrative Agent and the Required Lenders that no law, regulation, ruling or other action of the United States, the State of New York, the State of Illinois, or any political subdivision or authority therein or thereof shall be in effect or shall have occurred, the effect of which would be to prevent the any of the parties hereto from fulfilling its obligations under this Agreement.
Without limiting the generality of the provisions of the last paragraph of Section 7.3, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 3.2    Each Credit Event. The obligation of each Lender to make any Loan or the L/C Issuer to make any L/C Credit Extension, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrowers set forth in this Agreement (excluding the representation and warranties contained in Sections 4.6 and 4.18) and the Related Documents shall be true and correct in all material respects (or, to the extent qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing or L/C Credit Extension, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, to the extent qualified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date.
(b)    At the time of and immediately after giving effect to such Borrowing or L/C Credit Extension, no Event of Default or Potential Default shall have occurred and be continuing.
(c)    In the case of a Loan or L/C Credit Extension to be denominated in an Alternative Currency, such currency remains an Eligible Currency.
Each Borrowing or L/C Credit Extension shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES
Each of the Borrowers makes the following representations and warranties to the Administrative Agent and the Lenders:
Section 4.1    Organization. Each Borrower is duly organized, incorporated, established, formed, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its incorporation, establishment, formation or organization and is not required to be qualified to do business as a foreign corporation in any other jurisdiction other than those jurisdictions in which it is qualified or the failure to so qualify would not result in a Material Adverse Effect. Each Borrower has the necessary power and authority to execute and deliver this Agreement and the Related Documents, to perform its obligations hereunder and thereunder and to conduct its business as presently conducted.
Section 4.2    Due Authorization. The execution, delivery and performance by each Borrower of this Agreement and the Related Documents to which it is a party are within its organizational and constitutional powers, have been duly authorized by all necessary organizational and constitutional action (and no further approval, authorization or consents are required by law or otherwise) and do not contravene the certificate of incorporation, certificate of formation, by-laws, articles of association or other organizational and constitutional documents (as applicable) of such Borrower.
Section 4.3    Property. Each Borrower is the owner of all Property material to its business, including its leasehold interests (except for defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), free and clear of all Liens, except for Permitted Encumbrances. The easements, rights-of-way, liens, encumbrances, covenants, conditions, restrictions, exceptions, minor defects, irregularities of title and encroachments onto adjoining real estate, if any, now existing with respect to any Property material to its business, including leasehold interests, of any Borrower do not and will not materially adversely affect the value of such Property currently affected thereby, materially impair the same, or materially impair or materially interfere with the operation and usefulness thereof for the purpose for which it was acquired or is held by it.
Section 4.4    Financial Statements. The audited consolidated financial statements of the Company as at December 31, 2024, together with the notes thereto, which have previously been delivered to the Lenders, were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of the Company as of such date.

Section 4.5    Margin Stock. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board), and no part of the proceeds of Loans advanced hereunder will be used to purchase or carry any such margin stock or extend credit to others for the purpose of purchasing or carrying any such margin stock in violation of the provisions of the Regulations of the Board.
Section 4.6    Absence of Material Litigation. There is no pending action or proceeding for which service of process has been received or, to the best knowledge of the Responsible Officers of each Borrower, threatened action or proceeding before any court, governmental agency or arbitrator against or affecting it or any Subsidiary which is reasonably likely to be determined adversely, and, if determined adversely, would reasonably be expected to result in a Material Adverse Effect, except for litigation disclosed in writing to the Administrative Agent and the Lenders prior to the execution of this Agreement.
Section 4.7    Consents or Approvals. No consent or approval of, or registration or declaration with, any international, Federal, state or other governmental commission, board, regulatory body or instrumentality is or was required in connection with the execution, delivery and performance by any Borrower of this Agreement or the Related Documents to which it is a party, except such consents, approvals, registrations and declarations as shall have been duly obtained, given or accomplished prior to the execution and delivery hereof and thereof, all of which are in full force and effect.
Section 4.8    ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) each Borrower is in compliance with ERISA to the extent applicable to it and has received no notice to the contrary from the PBGC or any other Governmental Authority; (b) no Borrower has any Unfunded Vested Liabilities; (c) no condition exists or event or transaction has occurred, with respect to any Plan which could reasonably be expected to result in the incurrence by any Borrower of any liability, fine or penalty; and (d) no Borrower has any contingent liability with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation of coverage described in Part 6 of Title I of ERISA or other applicable law.
The Company represents and warrants as of the Effective Date that the Company is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments. For clarity, the Company makes no representation or warranty as to the source or nature of any assets used by any Lender in connection with the Loans, the Letters of Credit or the Commitments.
Section 4.9    Environmental Laws. No Borrower has received notice to the effect that its operations or those of its Subsidiaries are not in compliance with any of the requirements of applicable international, Federal, state or local Environmental Laws, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action would reasonably be expected to result in a Material Adverse Effect.
Section 4.10    Other Agreements. No Borrower is in default under the terms of any covenant, indenture or agreement of or affecting such Borrower or any of its Property, which default would have a Material Adverse Effect.
Section 4.11    Defaults. No Event of Default or Potential Default has occurred and is continuing.
Section 4.12    Compliance with Law. Each of the Company and its Subsidiaries is in full compliance with any and all provisions of law or orders, writs, rules or regulations of any court or governmental agency or instrumentality (including ERISA and Environmental Laws), the non-compliance of which would have a Material Adverse Effect.
Section 4.13    Representations as to Foreign Borrowers.
(a)    Each Foreign Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Related Documents to which it is a party (collectively as to such Foreign Borrower, the “Applicable Foreign Borrower Documents”), and the execution, delivery and performance by such Foreign Borrower of the Applicable Foreign Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Borrower is organized, incorporated, established or formed and existing in respect of its obligations under the Applicable Foreign Borrower Documents.
(b)    The Applicable Foreign Borrower Documents are in proper legal form under the Laws of the jurisdiction in which each Foreign Borrower is organized, incorporated, established or formed and existing for the enforcement thereof against such Foreign Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents that the Applicable Foreign Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Borrower is organized, incorporated, established or formed and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.
(c)    The UK Borrower is not required to make any UK Tax Deduction from any payment it may make under any Applicable Foreign Borrower Document to a Lender which is:
(i)    a UK Qualifying Lender:
(A)    falling within paragraph (a)(i) of the definition of "UK Qualifying Lender"; or
(B)    except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of "UK Qualifying Lender" or
(C)    falling within paragraph (b) of the definition of UK Qualifying Lender; or
(ii)    a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

(d)    The execution, delivery and performance of the Applicable Foreign Borrower Documents executed by such Foreign Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Borrower is organized, incorporated, established or formed and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
Section 4.14    Binding Obligation. Subject to the Legal Reservations with respect to the Foreign Borrowers, each of the Related Documents is a legal, valid and binding obligation enforceable against each Borrower thereto to the extent it is a party thereto in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, administration, winding-up, insolvency, fraudulent transfer or conveyance moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (whether enforcement brought by proceedings at law or in equity).
Section 4.15    Absence of Conflicts. The execution and delivery by each Borrower of this Agreement and the Related Documents to which it is a party, and the carrying out of the transactions contemplated hereby and by the Related Documents, do not and will not (a) conflict with or constitute on its part a breach of, or a default under, (i) any existing law, any court or administrative regulation, decree or order binding on it or its Properties, other than any such conflict, breach or default that would not cause a Material Adverse Effect, or (ii) any material agreement, indenture, mortgage, lease or other instrument to which it is subject or by which it or any of its properties is bound or (b) result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement (other than as contemplated by or permitted under this Agreement or the Related Documents).
Section 4.16    Taxes. Each Borrower and each Subsidiary has timely filed or caused to be filed all material tax returns and reports required to have been filed and has paid or caused to be paid all material taxes required to have been paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which the applicable Borrower or the applicable Subsidiary has set aside on its books adequate reserves.
Section 4.17    No Disclosure. No information, exhibit or report, in each case, to the extent furnished by any Borrower to the Administrative Agent or any Lender in writing in connection with the negotiation of the Related Documents contains any material misstatement of fact or omits to state any material fact necessary to make the statements contained therein not misleading under the circumstances under which made when taken as a whole; provided that projections, budgets and estimates are not to be viewed as fact, and actual results during the period covered thereby may differ from such projections, budgets and estimates and such differences may be material.
Section 4.18    No Material Adverse Change. Subsequent to December 31, 2024, there has not occurred any event, development or circumstance which has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
Section 4.19    Subsidiaries. As of the Effective Date, the Company has no Subsidiaries other than those specifically disclosed on Schedule 4.19.
Section 4.20    Investment Company Act. No Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 4.21    OFAC.

(a)     Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Company and its Subsidiaries have instituted and maintained policies and procedures to promote and achieve compliance with applicable Sanctions.
(b)    Any provision of this Section 4.21 shall not apply to or in favor of any person if and to the extent that it would result in a breach, by or in respect of that person, of any applicable Blocking Law.
Section 4.22    Anti-Corruption Laws. The Company and its Subsidiaries have conducted their businesses in compliance in all material respects with applicable anti-corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws.
Section 4.23    No Affected Financial Institution. No Borrower is an Affected Financial Institution.
Section 4.24    Beneficial Ownership. As of the Effective Date, the information included in each Beneficial Ownership Certification, if applicable, is true and correct in all respects.
Section 4.25    Covered Entities. No Borrower is a Covered Entity.
Section 4.26    Compliance with the Swiss Non-Bank Rules. The Swiss Borrower is in compliance with the Swiss Non-Bank Rules provided however that the Swiss Borrower shall not be in breach of this Section 4.26 if such number of the Swiss Borrower's creditors (which are not Swiss Qualifying Banks) is exceeded solely by reason of:
(a)    failure by one or more Lenders to comply with Section 8.9;
(b)    one or more Lenders, (i) incorrectly declaring its status as Swiss Qualifying Bank or (ii) if it is a Swiss Non-Qualifying Bank, incorrectly declaring or failing to declare that the number of Swiss Non-Qualifying Banks it counts as or (iii) ceasing to be a Swiss Qualifying Bank other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or treaty, or any published practice or published concession of any relevant tax authority; or
(c)    assignments or transfers to Swiss Non-Qualifying Banks at a time when a Specified Event of Default has occurred and is continuing.
For the purposes of compliance with this representation the Swiss Borrower shall assume that at any time there may be up to ten (10) creditors that are Swiss Non-Qualifying Banks under this Agreement (irrespective of whether or not there are, at any time, any creditors which are Swiss Non-Qualifying Banks).
ARTICLE FIVE
COVENANTS

Until the Commitments and all Letters of Credit have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder (other than contingent obligations for which no claim has been made) shall have been paid in full, each of the Borrowers covenants and agrees that:
Section 5.1    Corporate Existence, Etc. Subject to the Legal Reservations with respect to the Foreign Borrowers, each Borrower will (a) be qualified to do business and conduct its affairs in its jurisdiction of organization, incorporation, establishment or formation and (b) be qualified and cause each Subsidiary to be qualified to do business and conduct its affairs in each other jurisdiction where its ownership of Property or the conduct of its business or affairs requires such qualification, unless in the case of this clause (b) the failure to be so qualified would not cause a Material Adverse Effect. Each Borrower will maintain all material licenses, permits, intellectual property, franchises and qualifications necessary to the proper conduct of its business and the occupancy and operation of its facilities (except where the failure to do so would not reasonably be expected to have a Material Adverse Effect).
Section 5.2    Compliance with Laws. Subject to the Legal Reservations with respect to the Foreign Borrowers, each Borrower will comply with any and all provisions of Laws or orders, writs, or rules of any court or Governmental Authority or instrumentality (including ERISA and Environmental Laws) and with all obligations under any agreement to which it is a party or its Property is subject, the non-compliance of which would have a Material Adverse Effect.
Section 5.3    Reports. (a) The Company will maintain and will cause each Subsidiary to maintain a standard system of accounting in accordance with GAAP applicable to such Person and will furnish to the Administrative Agent and each Lender such information respecting the business and financial condition of the Company and its Subsidiaries as the Administrative Agent or any Lender may reasonably request and, without any request, will furnish to the Administrative Agent and each Lender:
(i)    as soon as available, and in any event within sixty (60) days after the close of the first three fiscal quarters of each fiscal year of the Company:
(A)    a consolidated statement of operations of the Company and its consolidated Subsidiaries for such period and a balance sheet and statement of cash flows as of the end of each such quarterly fiscal period for the Company and its consolidated Subsidiaries, all in reasonable detail showing in comparative form the figures for the corresponding date and period for the previous year, prepared substantially in accordance with GAAP and presented on a consistent basis (but with no end notes and with other differences from GAAP) and certified to by the treasurer or other appropriate financial officer of the Company to fairly present the financial condition of the Company and its consolidated Subsidiaries (as applicable) for the period covered thereby;
(B)    a written certificate in the form of Exhibit C hereto signed by the treasurer or other appropriate financial officer of the Company to the effect that (i) no Potential Default or Event of Default has occurred during the period covered by such statements or, if any such Potential Default or Event of Default has occurred during such period, setting forth a description of such Potential Default or Event of Default and specifying the action, if any, taken by the Company or any other Borrower to remedy the same, (ii) the financial statements (described in (A) above) attached to the certificate present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the date of such statements and (iii) the attached computations demonstrate compliance with Section 5.15 hereof for such quarter; and
(ii)    as soon available, and in any event within one hundred twenty (120) days after the close of each fiscal year of the Company:
(A)    a copy of the Investment Policy (if any) of a Borrower adopted by any and a summary of all changes thereto since the date of delivery of the prior Investment Policy (if any) of such Borrower;
(B)    a copy of the consolidated financial statements of the Company and its consolidated Subsidiaries as of the close of such fiscal year and the related consolidated balance sheet and statements of operations and cash flows of the Company for such period, and accompanying notes thereto, all prepared in accordance with GAAP and in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an opinion thereon of PricewaterhouseCoopers LLP or of other independent public accountants of recognized national standing, selected by the Company (or, if not nationally recognized, such independent public accountants as shall be selected by the Company and reasonably acceptable to the Required Lenders); and a written certificate in the form of Exhibit C hereto signed by the treasurer or other appropriate financial officer of the Company to the effect that (i) no Potential Default or Event of Default has occurred during the period covered by such statements or, if any such Potential Default or Event of Default has occurred during such period, setting forth a description of such Potential Default or Event of Default and specifying the action, if any, taken by the Company or applicable Borrower to remedy the same, (ii) the financial statements (described above in this paragraph) attached to the certificate present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the date of such statements and (iii) the attached computations demonstrate compliance with Section 5.15 hereof for such fiscal year.
(b)    Notwithstanding anything in this Section 5.3, the Company may fulfill the requirement to distribute financial information under this Section 5.3 by filing the information with the SEC. Such information that the Company may file with the SEC via the SEC’s EDGAR system (or any successor system) will be deemed to be filed with the Administrative Agent and transmitted to the Lenders at the time such information is filed via the SEC’s EDGAR system (or any successor system).
The Borrowers hereby acknowledge that certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” such Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to such Borrower or its securities for purposes of United States federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute

Information, they shall be treated as set forth in Section 8.2); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and any Affiliate thereof shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC.”
Section 5.4    Inspection. The Company shall permit and shall cause each Subsidiary to permit the Administrative Agent and its agents at any time during normal business hours on reasonable prior written notice (provided that prior notice shall not be required if an Event of Default exists) to inspect its properties and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants and, to the full extent permitted by applicable Law and subject to confidentiality provisions applicable by law to the Company and its Subsidiaries, to inspect and make copies of books and records, excluding any legal, medical and such other records as are deemed to be nondiscoverable in a court of law which the Company is not permitted by law to disclose, all at the expense of the Company; provided that the Company shall not be obligated to pay for more than one such inspection in any period of twelve (12) consecutive months (excluding any inspection conducted at a time when an Event of Default exists).
Section 5.5    Investments, Loans and Advances, Acquisitions.
(a)    No Borrower shall, nor shall it permit UL to, make any Investment in any other Person, except:
(i)    Investments existing on the Effective Date and Investments committed under binding agreements entered into before the Effective Date; provided, that any Investments existing on the Effective Date with an aggregate value greater than $2,500,000 shall be set forth on Schedule 5.5,
(ii)    Investments in cash or cash equivalents,
(iii)    ownership by the Borrowers and UL of the Capital Stock of each of their respective Subsidiaries and any other Investment by any Borrower or UL in (including loans and advances to) Subsidiaries,
(iv)    conversions of the investments listed on Schedule 5.5 into Capital Stock of Subsidiaries of Company,
(v)    Investments resulting from a merger or combination permitted pursuant to Section 5.6(b),
(vi)    Acquisitions permitted by clause (b) below and capital contributions made in connection with an Acquisition pursuant to clause (b) below,
(vii)    intercompany loans and advances made in connection with an Acquisition pursuant to clause (b) below,
(viii)    loans and advances made with the prior written consent of the Required Lenders,
(ix)    [reserved],

(x)    Guarantees of obligations of the Company and its Subsidiaries under agreements entered into in the ordinary course of business consistent with past practice,
(xi)    bank deposits, cash pooling and other cash management arrangements, in each case, in the ordinary course of business,
(xii)    deposits and cash collateral in connection with leases, insurance policies, bid bonds and similar items, in each case in the ordinary course of business consistent with past practice,
(xiii)    deposits made in connection with potential Acquisitions,
(xiv)    deposits for the purpose of providing Cash Collateral,
(xv)    extensions of trade credit in the ordinary course of business,
(xvi)    loans and advances to employees in the ordinary course of business (including for travel, entertainment and relocation expenses),
(xvii)    other investments made in accordance with such Borrower’s or UL’s Investment Policy (or, if such Borrower or UL does not have an Investment Policy, the Company’s Investment Policy),
(xviii)    [reserved],
(xix)    additional Investments not otherwise permitted pursuant to this Section 5.5(a) not to exceed in the aggregate $450,000,000 (excluding any Investments that have been returned or repaid to the Borrowers or UL),
(xx)    Loans owed by any Borrower or UL to any other Borrower or UL, and
(xxi)    additional Investments not otherwise permitted pursuant to this Section 5.5(a) to the extent that (i) both before such Investment, and on a pro forma basis after giving effect thereto, the Borrowers would be in compliance with the financial covenant set forth in Section 5.15 based on the most recently available quarterly or annual financial statements of the Company, and (ii) no Event of Default or Potential Default shall exist at the time of or would result from such Investment.
(b)    No Borrower shall, nor shall it permit UL to, either directly or indirectly, make any Acquisition unless (i) both before such Acquisition, and on a pro forma basis after giving effect thereto, the Borrowers would be in compliance with the financial covenant set forth in Section 5.15 based on the most recently available quarterly or annual financial statements of the Company, (ii) in the case of an Acquisition of a Person whose Capital Stock is publicly listed, such Acquisition has been approved by the Governing Body of such Person, (iii) the Person acquired is in, or assets acquired are for use in, the same or a similar line of business as the Company and its Subsidiaries (or a reasonable extension thereof); and (iv) no Event of Default or Potential Default shall exist at the time of or would result from such Acquisition. Transfers to and other investments in (including intercompany loans and advances) a Subsidiary by a Borrower or UL to the extent made to fund an Acquisition by such Subsidiary shall be considered an Acquisition by such Borrower or UL for purposes of this Section 5.5(b) and shall not be subject to the limitations set forth in Section 5.5(a).

Section 5.6    Mergers and Transfers. No Borrower shall, nor shall it permit UL to, whether in one transaction or a series of related transactions (a) sell, transfer, convey or lease all or substantially all of its assets or (b) enter into a merger, affiliation or combination other than (1) Permitted Acquisitions and (2) a merger, consolidation or combination of a Subsidiary of the Company with the Company (provided that the Company is the surviving entity) or another Subsidiary of the Company or a sale of all or substantially all assets of a Subsidiary of the Company to the Company or another Subsidiary of the Company, so long as, if any such merging or selling Subsidiary is a Borrower, such Borrower is the surviving entity or recipient of such sale.
Section 5.7    Dividends and Distributions. No Borrower shall, nor shall it permit UL to, declare or make any dividends and distributions other than (a) dividends payable solely in the same class of Capital Stock of such Person, (b) dividends and distributions payable to the Company (directly or indirectly through Subsidiaries) or any Subsidiary, (c) dividends and distributions so long as (i) both before such dividend or distribution, and on a pro forma basis after giving effect thereto, the Borrowers would be in compliance with the financial covenant set forth in Section 5.15 based on the most recently available quarterly or annual financial statements of the Company, and (ii) no Event of Default or Potential Default shall exist at the time of or would result from such dividend or distribution, in each case as of the date on which such dividend or distribution is declared, (d) dividends and distributions not otherwise permitted pursuant to this Section 5.7 not to exceed in the aggregate $150,000,000, and (e) dividends and distributions within 60 days after the date of declaration thereof if at the date of declaration, such dividend or distribution would have been permitted hereunder.
Section 5.8    Burdensome Contracts with Affiliates. No Borrower shall, nor shall it permit UL to, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of any Borrower or UL other than transactions upon fair and reasonable terms that are no less favorable to such Borrower or UL (as applicable) than would be obtained in a comparable arm’s length transaction with a Person that is not an affiliate of such Borrower or UL (as applicable); provided that any transaction shall be permitted under this Section if it is (i) in conformity with Sections 5.5, 5.6 or 5.7 hereof, (ii) a license or right to use intellectual property granted in the ordinary course of business by such Borrower or UL to an Affiliate for use only by such Affiliate, (iii) a license or right to use intellectual property granted in the ordinary course of business by an Affiliate to any Borrower or UL, including any fees payable by such Borrower or UL in connection with such license or right to use, (iv) a payment of reasonable and customary fees to members of the board of directors of the Company and its Subsidiaries, or (v) a transaction between or among the Company and/or any of its Subsidiaries not prohibited by this Agreement.
Section 5.9    Insurance. The Company will at all times maintain and will cause each Subsidiary (other than Immaterial Subsidiaries) to at all times maintain, at its sole cost and expense, insurance (which may be self-insurance) with respect to its Property, the operation thereof and its business against such casualties, contingencies and risks (including public liability and employee dishonesty) and in amounts not less than is customary in the case of businesses engaged in the same or similar activities and similarly situated and, in the reasonable business judgment of the Company, as is adequate to protect the Company or such Subsidiary, as applicable, and its operations.
Section 5.10    Use of Proceeds. The Borrowers shall use the proceeds of the Credit Extensions only (a) to refinance the Existing Credit Agreement, and (b) for the Borrowers’ and their Subsidiaries’ general corporate purposes, including financing of Acquisitions, dividends and distributions and other transactions not prohibited by the Related Documents. No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.11    Notice of Default. Promptly upon any Responsible Officer of any Borrower becoming aware of any Potential Default or Event of Default, a Responsible Officer of the Company shall deliver to the Administrative Agent and the Lenders a notice setting forth the details of such Potential Default or Event of Default and the action which the Company or such Borrower has taken or proposes to take with respect hereto.
Section 5.12    Certain Notices. The Company shall furnish to the Administrative Agent and each Lender the following:
(a)    Prompt written notice of any action or suit at law or in equity or by or before any Governmental Authority which, if adversely determined, could materially and adversely impair the ability of a Borrower to carry out its obligations under this Agreement or the Related Documents to which it is a party.
(b)    [Reserved].
(c)    Promptly after any member of the Controlled Group (1) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, (2) receives notice of complete or partial Withdrawal Liability under Title IV of ERISA, a copy of such notice, or (3) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administrator any Plan, a copy of such notice.
(d)    Prompt written notice of any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary thereof.
Section 5.13    Taxes and Liabilities. The Company will, and will cause each Subsidiary to, (a) pay, or cause to be paid, or otherwise satisfied, all of its material indebtedness and obligations promptly (including amounts payable by any Borrower under this Agreement and the Related Documents) other than those whose validity is being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or where the failure to pay same will not have a Material Adverse Effect; and (b) pay and discharge, or cause to be paid and discharged, promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any of its Property, or upon any part thereof, before the same shall become in default, other than taxes, assessments and governmental charges or levies which are not delinquent, and other than those contested in good faith and for which adequate reserves have been established in accordance with GAAP, and except those taxes, assessments and governmental charges as to which the failure to pay or discharge same could not reasonably be expected to have a Material Adverse Effect.
Section 5.14    Liens, etc. No Borrower shall, nor shall it permit any Subsidiary to, create or suffer to exist any Lien upon or with respect to any of its Property, except for Permitted Encumbrances.
Section 5.15    Net Leverage Ratio. As of each March 31, June 30, September 30 and December 31, the Company and its consolidated Subsidiaries shall have a Net Leverage Ratio not exceeding 3.5 to 1.0; provided, that for each of the four (4) fiscal quarters immediately following a Qualified Acquisition, commencing with the fiscal quarter in which such Qualified Acquisition was consummated (such period of increase, the “Leverage Increase Period”), the required ratio set forth above shall be increased to 4.0 to 1.0; provided, further that the maximum Net Leverage Ratio shall revert to the then-permitted ratio (without giving effect to such increase) after the end of such four (4) fiscal quarter period for at least two (2) fiscal quarters before a new Leverage Increase Period may be invoked.
Section 5.16    Indebtedness. No Borrower shall, nor shall it permit any Subsidiary to, create, assume or permit to exist Indebtedness without the prior written consent of the Required Lenders other than:
(a)    the Indebtedness hereunder;
(b)    Indebtedness existing on the Effective Date (provided, that any Indebtedness existing on the Effective Date with a principal amount greater than $2,500,000 shall be set forth on Schedule 5.16) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except as otherwise permitted by this Section 5.16;
(c)    intercompany Indebtedness and Guarantees between or among any of the Company and its wholly-owned Subsidiaries or between or among any wholly-owned Subsidiaries (including intercompany Indebtedness in connection with a Permitted Acquisition);
(d)    Indebtedness under or in support of Swap Agreements; provided that such Swap Agreements have been entered into in the ordinary course of business and not for speculative purposes;
(e)    Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;
(f)    Indebtedness in connection with any Permitted Securitization Transaction in an aggregate principal amount not to exceed $300,000,000 at any time outstanding;
(g)    Indebtedness of the Company; and
(h)    Indebtedness of any Subsidiary of the Company constituting Permitted Priority Debt.
Section 5.17    Line of Business. No Borrower shall engage in any line of business other than the line of business conducted as of the Effective Date and any alterations, expansions and extensions reasonably related thereto without the prior written consent of the Required Lenders.
Section 5.18    Further Assurances. The Company shall take, execute and deliver, and cause each Borrower to take, execute and deliver, any and all such further acts and agreements as the Administrative Agent or the Required Lenders may reasonably request from time to time in order to ensure that the obligations of the Borrower hereunder and under the other Related Documents are the legal, valid and binding obligations of each Borrower.
Section 5.19    Sanctions.
(a)    The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer or otherwise) of Sanctions.
(b)    Any provision of this Section 5.19 shall not apply to or in favor of any person if and to the extent that it would result in a breach, by or in respect of that person, of any applicable Blocking Law.
Section 5.20    Anti-Corruption Laws. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, UK Terrorism Act 2000, UK Proceeds of Crime Act 2002 or other similar legislation in other jurisdictions.
Section 5.21    KYC and Beneficial Ownership. The Company shall, and shall cause its Subsidiaries to, promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.
Section 5.22    Approvals and Authorizations Each Foreign Borrower shall maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Borrower is organized, incorporated, established, formed and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Related Documents.

Section 5.23    Compliance with the Swiss Non-Bank Rules. The Swiss Borrower shall ensure that it is in compliance with the Swiss Non-Bank Rules at any time. For the purposes of compliance with this undertaking, the Swiss Borrower shall assume that at any time there may be up to ten (10) creditors that are Swiss Non-Qualifying Banks under this Agreement (irrespective of whether or not there are, at any time, any creditors which are Swiss Non-Qualifying Banks). This covenant shall not be deemed to be breached in circumstances where the Swiss Borrower’s number of creditors in respect of the Swiss Non-Bank Rules is exceeded as a result of:
(a)    failure by one or more Lenders to comply with Section 8.9; or
(b)    one or more Lenders, (x) incorrectly declaring its status as Swiss Qualifying Bank or (y) if it is a Swiss Non-Qualifying Bank, incorrectly declaring or failing to declare that the number of Swiss Non-Qualifying Banks it counts as or (z) ceasing to be a Swiss Qualifying Bank other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or treaty, or any published practice or published concession of any relevant tax authority; or
(c)    assignments or transfers to Swiss Non-Qualifying Banks at a time when a Specified Event of Default has occurred and is continuing.
ARTICLE SIX
DEFAULTS
Section 6.1    Events of Default and Remedies. If any of the following events shall occur, each such event shall be an “Event of Default”:

(a)    any representation or warranty of any Borrower in this Agreement (or incorporated herein by reference) or in any of the other Related Documents or in any certificate, document, instrument, opinion or financial or other written statement made or delivered pursuant to or in connection with this Agreement or with any of the other Related Documents, shall prove to have been incorrect, incomplete or misleading in any material respect when made or deemed made;
(b)    [reserved];
(c)    any Borrower shall fail to pay any principal of or interest on any Loan or the Bank Note or amounts drawn under any Letter of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and in the case of, interest or other amounts, such failure shall continue unremedied for a period of three (3) Business Days;
(d)    any Borrower shall fail to pay any fee or any other amount (other than an amount referred to in clause (c) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(e)    default in the due observance or performance by any applicable Borrower of (i) any of Sections 5.1, 5.2, 5.3 (other than 5.3(a)(ii)(A) and 5.3(b)), 5.5, 5.6, 5.7, 5.8, 5.11, 5.14, 5.15, and 5.16 or (ii) any other term, covenant or agreement set forth (or incorporated by reference) in this Agreement or any other Related Document and not otherwise covered in this Section 6.1 and the continuation of such default described in this clause (ii) for more than thirty (30) days after the occurrence of such default;
(f)    (i) this Agreement or any other Related Document or any material provision hereof or thereof shall cease to be valid and binding on any Borrower party thereto, or (ii) any Borrower (or any Person acting on behalf of any Borrower) shall contest this Agreement or any other Related Document or any material provision hereof or thereof, or any Borrower, or any Person acting on behalf of any Borrower shall deny that it has any or further liability under this Agreement or any other Related Document to which it is a party;
(g)    any Borrower shall (i) have commenced against it any case, proceeding or other action of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, judicial management, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, judicial management, adjustment, administration, winding-up (except a winding-up permitted by Section 5.6), liquidation, dissolution (except a dissolution or liquidation permitted by Section 5.6), composition or other relief with respect to it or its debts that (x) results in an order for such relief or in the appointment of a judicial manager, receiver or similar official or (y) remains undismissed, undischarged or unbonded for a period of sixty (60) or more days, (ii) not pay, will not be able to pay or admit in writing its inability to pay, its debts generally as they become due or suspend payment of its obligations, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a judicial manager, receiver, custodian, trustee, conservator, liquidator, administrator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, or any other bankruptcy or similar law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, administration, reorganization, arrangement, marshalling of assets, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer in such proceeding or other pleading denying the material allegations of any such proceeding filed against it, (vi) fail to contest during a period of sixty (60) or more days any appointment or proceeding described in Section 6.1(h) hereof, (vii) take any corporate or other action to authorize or consent to any of the actions set forth above in this subsection (g), or (viii) (y) such Borrower is overindebted within the meaning of Article 725b of the Swiss Code of Obligations (unless such over-indebtedness is covered by sufficient subordination declarations pursuant to Article 725b para. 4(1) of the Swiss Code of Obligations) or (z) such Borrower has suspended payment of its obligations as they fall due and that its creditor may then request its bankruptcy pursuant to Article 190 par. 1(2) of the Swiss debt enforcement and bankruptcy act;
(h)    a custodian, receiver, trustee, conservator, judicial manager, liquidator or similar official shall be appointed for any Borrower or any substantial part of the Property of any Borrower, or a proceeding described in Section 6.1(g)(v) shall be instituted against any Borrower and such appointment continues undischarged or any such proceeding continues undismissed or unstayed for a period of sixty (60) or more days;
(i)    any Borrower shall default in any payment of principal of or premium, if any, or interest on any Indebtedness with a principal amount in excess of $125,000,000 or any Borrower shall fail to perform any agreement, term or condition contained in any agreement, mortgage or other instrument under which any such Indebtedness is created or secured, which results in, or permits the holder thereof to require, such Indebtedness becoming due and payable prior to its maturity, or a moratorium shall take effect by operation of law or have been declared in respect of any Indebtedness of any Borrower or announced (whether or not in writing) by an Responsible Officer of any Borrower or with respect to any Indebtedness;
(j)    a final, non-appealable judgment for the payment of money in excess of an aggregate of an amount equal to $125,000,000 (excluding any amounts covered by insurance for which the insurer has not denied or questioned coverage) shall be rendered against any Borrower and such judgment or order shall continue unsatisfied and unstayed for a period of sixty (60) or more days;
(k)    the occurrence of any (i) “reportable event,” as defined in ERISA, which is determined to constitute grounds for termination by the PBGC of any Plan maintained by or on behalf of any Borrower or any ERISA Affiliates thereof or for the appointment by the appropriate United States District Court of a trustee to administer such Plan and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or any Borrower or any ERISA Affiliates thereof, or the institution of proceedings by the PBGC to terminate any such Plan or to appoint a trustee to administer such Plan; or the appointment of a trustee by the appropriate United States District Court to administer any such Plan; or any Borrower or any ERISA Affiliates thereof as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan, in each case, to the extent that any such event would reasonably be expected to result in liability to any Borrower or an ERISA Affiliate in excess of $125,000,000 or (ii) any circumstance in respect of any Foreign Pension Plan that, in the reasonable opinion of the Required Lenders, would reasonably be expected to result in a Material Adverse Effect;
(l)    there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (i) any event of default under such Swap Agreement as to which any Borrower is the Defaulting Party (as defined in such Swap Agreement) or (ii) any Termination Event (as so defined) under such Swap Agreement as to which any Borrower is an Affected Party (as so defined) and, in either event, the amount owed by such Borrower as a result thereof and not paid (or reserved against in accordance with GAAP to the extent such amount is being contested in good faith or is otherwise unable to be paid pursuant to applicable Law) when due (after giving effect to any applicable grace period) is greater than $125,000,000;
(m)    dissolution or termination of the existence of any Borrower;
(n)    (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) ULSE Inc. or any of its Affiliates) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (ii) any “change of control” (or similar term) occurs under the Senior Notes Indenture;
(o)    the Company shall fail to own, directly or indirectly, 100% of the outstanding Capital Stock of each other Borrower; or
(p)    any Borrower is declared by the Minister of Finance to be a company to which Part 9 of the Companies Act applies.
then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may (and upon written request of the Required Lenders, shall) by notice to the Company, take either or both of the following actions, at the same or different times: (i) declare the commitment of the Lenders to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitment and obligation shall be terminated: (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; (iii) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then outstanding amount thereof); and (iv) exercise all rights and remedies available to it under the Related Documents or at Law.
Section 6.2    Application of Funds. After the exercise of remedies provided for in Section 6.1 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 6.1), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 8.1) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and L/C Fees) payable to the Lender Parties and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lender Parties and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender Party or the L/C Issuer) and amounts payable under Section 8.1), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to the Administrative Agent, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.3 and 2.14;
Fourth, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, the L/C Borrowings, and amounts payable under Guaranteed Swap Agreements and Guaranteed Banking Services Agreements (other than amounts described in the following clause Fifth) and other Obligations, ratably among the Lenders, the L/C Issuer, the Swap Banks and the Banking Services Banks in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of the Obligations then owing under any Guaranteed Swap Agreement and (c) payment of Obligations then owing under any Guaranteed Banking Services Agreement, ratably among the Lenders, the L/C Issuer, the Swap Banks and the Banking Services Banks in proportion to the respective amounts described in this clause Fifth held by them;
Sixth, to the payment of any other Obligations; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
Subject to Sections 2.3 and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Third above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Borrower shall not be paid with amounts received from such Borrower or such Borrower’s assets, but appropriate adjustments shall be made with respect to payments from other Borrowers to preserve the allocation to Obligations otherwise set forth above in this Section.
Notwithstanding the foregoing, Obligations arising under Guaranteed Banking Services Agreements and Guaranteed Swap Agreements shall be excluded from the application described above if the Administrative Agent has not received a Guaranteed Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Banking Services Bank or Swap Bank, as the case may be (unless such Banking Services Bank or Swap Bank is the Administrative Agent or an Affiliate thereof (which is a Swiss Qualifying Bank)). Each Banking Services Bank or Swap Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article Seven for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE SEVEN
ADMINISTRATIVE AGENT
Section 7.1    Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Related Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “Administrative Agent” herein or in any other Related Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as. a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 7.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
Section 7.3    Exculpatory Provisions. The Administrative Agent or any Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Related Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or any Arranger, as applicable, and its Related Parties:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Related Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Related Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Related Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)    shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or the L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrowers or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;
(d)    shall not be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Related Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.5 and 6.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Event of Default or Potential Default unless and until notice describing such Event of Default or Potential Default is given to the Administrative Agent by a Borrower, a Lender or the L/C Issuer; and
(e)    shall be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Related Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Potential Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Related Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Neither the Administrative Agent nor its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
Section 7.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying on and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Related Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 7.6    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by such Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, in no event shall any such successor Administrative Agent be a Defaulting Lender or Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Related Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the L/C Issuer under any of the Related Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 8.4(e) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Related Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Related Documents, the provisions of this Article and Section 8.7 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Related Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)    Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as the L/C Issuer. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c). Upon the appointment of any successor L/C Issuer hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Related Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to Bank of America to effectively assume the obligations of such Person with respect to such Letters of Credit.
Section 7.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer expressly acknowledges that none of the Administrative Agent nor BofA Securities has made any representation or warranty to it, and that no act by the Administrative Agent or BofA Securities hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Borrower of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or BofA Securities to any Lender or the L/C Issuer as to any matter, including whether the Administrative Agent or BofA Securities have disclosed material information in their (or their Related Parties’) possession. Each Lender and the L/C Issuer represents to the Administrative Agent and BofA Securities that it has, independently and without reliance upon the Administrative Agent, BofA Securities, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, BofA Securities, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Related Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the

Borrowers. Each Lender and the L/C Issuer represents and warrants that (i) the Related Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 7.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the agents, bookrunners, or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Related Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, or L/C Issuer hereunder.
Section 7.9    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.3(j) and (k), 2.7 and 8.5) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, judicial manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 8.5.
Nothing contained herein shall be deemed to (a) authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or (b) prevent any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law.

Section 7.10    [Reserved].
Section 7.11    Guaranteed Banking Services Agreements and Guaranteed Swap Agreements.
Except as otherwise expressly set forth herein, no Banking Services Bank or Swap Bank that obtains the benefit of Section 6.2 or the Guaranty by virtue of the provisions hereof or any Related Document shall have any right to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Related Documents. Notwithstanding any other provision of this Article Seven to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guaranteed Banking Services Agreements and Guaranteed Swap Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Guaranteed Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Banking Services Bank or Swap Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guaranteed Banking Services Agreements and Guaranteed Swap Agreements in the case of the Maturity Date.
Section 7.12    ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, BofA Securities, and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of

Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Related Document or any documents related hereto or thereto).
Section 7.13    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrowers at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
ARTICLE EIGHT
MISCELLANEOUS
Section 8.1    Increased Costs; Capital Adequacy; Taxes.
(a)    If, after the date hereof, any Change in Law shall either (i) impose, modify or deem applicable any reserve, deposit, premium or similar requirement against the obligations of a Lender, or (ii) subject a Lender to any tax, charge, fee, deduction or withholding of any kind whatsoever (other than any (A) Taxes indemnified under Section 8.1(c), (B) Other Taxes and (C) any such taxes, charges, fees, deductions or withholdings described in clauses (i) through (vi) of the first sentence of Section 8.1(c) that are imposed with respect to payments for or on account of any Lender under any Related Document) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on a Lender any other condition regarding this Agreement, any Loan, any Bank Note, any

Letter of Credit or any collateral therefor; and, in the sole judgment of the affected Lender, the result of any event referred to in the preceding clause (i), (ii) or (iii) above shall be to increase the cost to such Lender of entering into or maintaining this Agreement, any Loan, any Letter of Credit or with respect to its interest in its Bank Notes (which increase in cost in each case shall be determined by such Lender’s reasonable allocation of the aggregate of such cost increases resulting from such event) then, not later than thirty (30) days after demand by such Lender, the Company shall pay (or cause another Borrower to pay) to such Lender from time to time as specified by such Lender, additional amounts which shall be sufficient to compensate such Lender for such increased cost. To the extent not paid when due, such additional amounts shall bear interest at a rate per annum equal to the Default Rate. A certificate as to such increased cost incurred by the affected Lender as a result of any event mentioned in clause (i), (ii) or (iii) above, including a description in reasonable detail of the event or events supporting said certificate, submitted by such Lender to the Company, shall be conclusive and binding for all purposes absent manifest error.
(b)    If, on or after the date hereof, any Change in Law either (A) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any Lending Office of such Lender or any corporation controlling such Lender and such Lender determines that the amount of such capital is increased by or based upon the existence of this Commitment (or similar contingent obligations), or (B) otherwise reduces or would reduce the rate of return on such Lender’s capital to a level below that which such Lender could have achieved with respect to such Commitment but for such circumstances (taking into account such Lender’s policies with respect to capital adequacy as in effect at such time) then, upon demand by such Lender, the Company shall, not later than thirty (30) days after demand by such Lender, pay (or cause another Borrower to pay) to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the issuance or maintenance of such Lender’s commitment. To the extent not paid when due, such additional amounts shall bear interest at a rate per annum equal to the Default Rate. A certificate as to such amounts and describing in reasonable detail the event or events supporting said certificate, submitted to Company by such Lender, shall be conclusive and binding for all purposes absent manifest error.
(c)    To the extent permitted by Law, any and all payments by any Borrower to or for the account of any Recipient hereunder or under any Bank Note, the Letters of Credit or the Loans, shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, withholdings, assessments, fees or other charges and all liabilities with respect thereto. If any Borrower or the Administrative Agent shall be required by Law to withhold or deduct any tax from or in respect of any sum payable hereunder or with respect to a Bank Note, the Letters of Credit or the Loans then, to the extent permitted by Law, (i) the sum shall, to the extent such tax is a Tax, be increased as may be necessary so that after making all required withholdings or deductions (including those Taxes payable solely by reason of additional sums payable under this subsection (c)), such Recipient receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) such Borrower or the Administrative Agent, as applicable, shall make such withholdings or deductions; provided, that if such withholding or deduction is required under the Code, the Administrative Agent shall make such withholding or deduction, and (iii) such Borrower or Administrative Agent, as applicable, shall pay the full amount withheld or deducted to the relevant Governmental Authority or other authority in accordance with applicable Law. For the purposes of this Agreement, “Taxes” mean all taxes, levies, imposts, deductions, withholdings, assessments, fees or other charges and liabilities, excluding in the case of any Recipient (i) taxes imposed on or measured by the overall net income (however denominated), franchise taxes imposed in lieu of net income taxes, and branch profits taxes of such

Recipient, in each case, that are (A) imposed by the jurisdiction (or any political subdivision thereof) under the law of which it is organized or in which its principal office is located, or the case of a Lender, in which its lending office is located or (B) Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.18) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 8.1(c) amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) taxes attributable to the failure of a Recipient to comply with Section 8.2, (iv) any taxes imposed under FATCA, (v) Excluded UK Taxes and (vi) taxes, levies, imposts, deductions, withholdings, assessments, fees or other charges and all liabilities with respect to such Recipient (A) in connection with or pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) in the form as at the Effective Date (or, where the relevant Lender becomes a party to this Agreement after the Effective Date, in the form as at that date) or (B) as a result of any Lender having a substantial interest (aanmerkelijk belang) within the meaning of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001), as amended from time to time, in a Dutch Borrower.
In addition, to the extent permitted by Law, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies that arise under applicable Law from any payment made hereunder or with respect to its Bank Notes or from the execution or delivery or otherwise with respect to this Agreement, the Loans, the Letters of Credit or its Bank Notes, to the relevant Governmental Authority in accordance with applicable Law, except any such taxes, charges or similar levies that are Other Connection Taxes imposed with respect to an assignment, sale or transfer (other than an assignment made pursuant to Section 2.18) (hereinafter referred to as “Other Taxes”).
If a Borrower fails to pay Taxes and/or Other Taxes (including Taxes imposed by any jurisdiction on amounts payable under this subsection (c)) to the applicable Governmental Authority that are required to be paid by such Borrower pursuant to the preceding two paragraphs in accordance with applicable Law, then such Borrower will, to the extent permitted by the applicable Law, indemnify and hold harmless and reimburse any applicable Recipient for the full amount of such Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this subsection (c)) paid by the Recipient or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payments by such Borrower pursuant to this subsection (c) shall be made within thirty (30) days from the date the Recipient makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis therefor.
Within thirty (30) days after the date of any payment of taxes by the applicable Borrower to the applicable Governmental Authority pursuant to this subsection (c), such Borrower shall furnish to the Administrative Agent (on behalf of each applicable Lender or the L/C Issuer, as applicable) the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to the Administrative Agent.
Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. Any amounts paid by a Borrower to the Administrative Agent or a Lender pursuant to this subsection (c) which are subsequently recovered by the Administrative Agent or such Lender from any Governmental Authority shall be repaid to such Borrower within thirty (30) days of receipt thereof by the Administrative Agent or such Lender. In addition, if the Administrative Agent or a Lender receives any financial benefit (by tax credit or deduction, or otherwise) as a result of any payment by a Borrower to the Administrative Agent or such Lender pursuant to this subsection (c), an amount equal to such financial benefit (but not to exceed the amount paid by such Borrower to which the benefit relates) shall be repaid to such Borrower within thirty (30) days of the later of (i) the effective date of such benefit or (ii) the date such benefit is determined. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
(d)    If any costs specified in this Section 8.1 are to be incurred on a continuing basis and the Company shall be so notified by the Administrative Agent in writing as to the amount thereof, such costs shall be paid to the Administrative Agent by the applicable Borrower quarterly in arrears, on the same day any fee set forth in Section 2.11 hereof is payable hereunder, and such quarterly payments, if timely made, shall not result in any interest charge pursuant to the foregoing paragraphs.
(e)    Upon receipt of actual notice of any pronouncement, proposal, request or other event that could reasonably be expected to result in any Lender delivering a certificate for the reasons set forth in subsection (a) or (b) above, such Lender shall deliver prompt notice of such pronouncement, proposal, request or other event to the Company; provided that failure of such Lender to do so shall not in any manner relieve any Borrower or such Lender of their obligations under this Agreement, in general, or this Section 8.1, in particular.
(f)    The Swiss Borrower shall not be required to make an increased payment to a specific Lender under Section 8.1(c) or under Section 2.7(d) for a Tax deduction or withholding on account of Swiss Withholding Tax in relation to interest payments under this Agreement, because the Swiss Borrower has breached the Swiss Non-Bank Rules only as a direct result of that Lender (1) breaching the assignment or transfer restrictions under Section 8.9, (2) incorrectly declaring its status as a Swiss Qualifying Bank or, if it is a Swiss Non-Qualifying Bank, incorrectly declaring or failing to declare the number of Swiss Non-Qualifying Banks it counts as, in each case as required pursuant to Section 3.2(f), or (3) ceasing to be a Swiss Qualifying Bank or ceasing to be counted as one (1) single Swiss Non-Qualifying Bank for the purposes of the Swiss Non-Bank Rules other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or implication of) any law or treaty, or any published practice or concession of any relevant tax authority.
Section 8.2    Status of Lenders; Tax Documentation; Replacement of Certain Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Related Document shall, if applicable, deliver to the Company, the applicable Borrower and the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Company, the applicable Borrower or the Administrative Agent, such properly completed and executed documentation and any other relevant information reasonably requested by the Company, the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company, the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company, the applicable Borrower or the Administrative Agent as will enable the Company, the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. If applicable and (in the case of a payment made to a Lender by a UK Borrower) subject to the provisions set out in Section 8.2(d), where any Lender is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Related Document (including, without limitation, under an applicable double tax treaty) and has provided documentation or other relevant information as reasonably requested by the Company, the applicable Borrower or the Administrative Agent in accordance with the preceding sentences, the Company and the relevant Borrower shall co-operate with such Lender in completing any necessary procedural formalities and shall duly complete and file any necessary forms reasonably requested by a Lender as will permit such payments to be made without withholding or at a reduced rate of withholding (in any case within thirty (30) days of receiving such information). Notwithstanding anything to the contrary in the preceding sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 8.2(b)(i), (b)(ii) and (b)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(a)    As of the Effective Date, each Lender confirms its status for the purposes of the Swiss Non-Bank Rules as set forth opposite its name on Schedule 2 (Commitments and Pro Rata Shares). Each new Lender shall indicate prior to any changes to the Lenders under Section 8.9 and confirm in writing which of the following categories it falls in:
(i)    a Swiss Qualifying Bank; or
(ii)    a Swiss Non-Qualifying Bank. In this case, the new Lender confirms that it only counts as one (1) Swiss Non-Qualifying Bank for purposes of determining the number of Swiss Non-Qualifying Banks which are Lenders under this Agreement or that it counts as one (1) Swiss Non-Qualifying Bank together with another Lender for purposes of determining the number of Swiss Non-Qualifying Banks which are Lenders under this Agreement.
If a new Lender fails to indicate its status in accordance with this Section 8.2 then such new Lender shall be treated for the purposes of this Agreement (including by each Borrower) as if it is a Swiss Non-Qualifying Bank and counts as one (1) Swiss Non-Qualifying Bank until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrowers). Each Lender who is a Swiss Non-Qualifying Bank on the date hereof shall, as soon as practicable, inform the Parent Borrower if it has reason to believe that the number of Swiss Non-Qualifying Banks it confirmed it counts as pursuant to the preceding paragraph of this Section 8.2, will change or has changed.

(b)    Without limiting the generality of the foregoing:
(i)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and
(ii)    any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest in respect of Obligations of the Company under any Related Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments in respect of Obligations of the Company under any Related Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed copies of IRS Form W-8ECI;
(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code with respect to Obligations of the Company under any Related Document, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or
(D)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;
(iii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(iv)    if a payment made to a Lender under any Related Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (a)(iv) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(c)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 8.2 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.
(d)    Additional United Kingdom Withholding Tax Matters
(i)    Subject to Section 8.2(d)(ii) below, a UK Treaty Lender and the UK Borrower which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for the UK Borrower to obtain authorization to make such payment without withholding or deduction for taxes imposed under the laws of the United Kingdom on a payment by the UK Borrower to or for the account of any Recipient hereunder or under any Bank Note, the Letters of Credit or the Loans.
(ii)    If a Lender is a UK Treaty Lender and holds a passport under the HMRC DTTP Scheme, and which wished that scheme to apply to this Agreement, it shall confirm its HMRC DTTP Scheme reference number and jurisdiction of tax residence in writing to the UK Borrower and, having done so, that Lender shall be under no obligation pursuant to Section 8.2(d)(i) above. For the avoidance of doubt, any Lender which confirms its HMRC DTTP Scheme reference number and jurisdiction of tax residence opposite its name in Schedule 8.2 shall be deemed to have complied with this Section 8.2(d)(ii) and shall be under no obligation pursuant to Section 8.2(d)(i) above.
(iii)    If a Lender has confirmed its HMRC DTTP Scheme reference number and its jurisdiction of tax residence in accordance with Section 8.2(d)(ii) above and:
(A)    the UK Borrower has not made a Borrower DTTP Filing in respect of that Lender; or
(B)    the UK Borrower has made a Borrower DTTP Filing in respect of that Lender but: (A) that Borrower DTTP Filing has been rejected by HMRC; (B) HMRC has not given the UK Borrower authority to make payments to that Lender without a withholding for or on account of taxes imposed by the UK within 60 days of the date of the Borrower DTTP Filing; or
(C)    HMRC has given the UK Borrower authority to make payments to that Lender without a withholding for or on account of UK tax but such authority has subsequently been revoked or expired, and in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a withholding or deduction for taxes imposed under the laws of the United Kingdom on a payment by the UK Borrower to or for the account of any Recipient hereunder or under any Bank Note, the Letters of Credit or the Loans.
(iv)    If a Lender has not confirmed its HMRC DTTP Scheme reference number and jurisdiction of tax residence in accordance with Section 8.2(d)(ii) above, the UK Borrower shall not make a Borrower DTTP Filing or file any other form relating to the HMRC DTTP Scheme in respect of that Lender’s Commitment(s) unless the Lender otherwise agrees.
(v)    The UK Borrower shall promptly, following receipt of a confirmation of a Lender’s HMRC DTTP Scheme reference number and jurisdiction of tax residence in accordance with Section 8.2(d)(ii) above, make a Borrower DTTP Filing in respect of that Lender, and on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.
(vi)    Each Lender that is a UK Non-Bank Lender and which becomes a Lender to a UK Borrower after the date of this Agreement, shall, on the date on which it becomes a Lender to a UK Borrower, notify the UK Borrower in writing by giving a UK Tax Confirmation. A UK Non-Bank Lender which is a Lender to the UK Borrower on the date of this Agreement gives a UK Tax Confirmation to the UK Borrower by entering into this Agreement. A UK Non-Bank Lender shall promptly notify the Administrative Agent if there is any change in the position from that set out in a UK Tax Confirmation.
(vii)    Lender Status Confirmations
(A)    Each Lender which is a Lender as of the Effective Date shall indicate in Schedule 8.2 or (in respect of Lenders that become a party to this Agreement after the Effective Date) the documentation which it executes on becoming a party hereto as a Lender which of the following categories it falls into in respect of the UK Borrower:
(i)    not a UK Qualifying Lender;
(ii)     UK Qualifying Lender (other than a UK Treaty Lender); or
(iii)     UK Treaty Lender (on the assumption that all required procedural formalities have been completed).
(viii)    If a new Lender fails to indicate its status in accordance with Section 8.2(d)(i), then such new Lender shall be treated for the purposes of this Agreement by the Administrative Agent and UK Borrower as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the UK Borrower). For the avoidance of doubt, the documentation which a Lender executes on becoming a Lender party hereto shall not be invalidated by any failure of a new Lender to comply with Section 8.2(d)(i).
For purposes of this Section 8.2, the term “Lender” shall include the L/C Issuer.
Section 8.3    Survival. Each party’s obligations under this Section 8 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
Section 8.4    Right of Setoff; Other Collateral.
(a)    Upon the occurrence and during the continuance of an Event of Default, each Lender and each of its Affiliates with an economic interest in Loans or Letters of Credit is hereby authorized at any time and from time to time without notice to the Company or any other Borrower (any such notice being expressly waived by the Borrowers), and to the fullest extent permitted by law, to setoff, to exercise any banker’s lien or any right of attachment and apply any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies at any time held and other indebtedness at any time owing by such Lender or Affiliate with an economic interest in Loans or Letters of Credit to or for the account of any Borrower (irrespective of the currency in which such accounts, monies or indebtedness may be denominated and such Lender or Affiliate with an economic interest in Loans or Letters of Credit is authorized to convert such accounts, monies and indebtedness into United States dollars) against any and all of the payment obligations of the Borrowers, whether or not such Lender or Affiliate with an economic interests in Loans or Letters of Credit shall have made any demand for any amount owing to such Lender or Affiliate with an economic interest in Loans or Letters of Credit by any Borrower. Each Lender will promptly notify the Administrative Agent after any such setoff, exercise or application made by such Lender or its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff, exercise or application.
(b)    The rights of each Lender and its Affiliates with an economic interest in Loans or Letters of Credit under this Section 8.4 are in addition to, in augmentation of and, except as specifically provided in this Section 8.4, do not derogate from or impair other rights and remedies (including other rights of setoff) which such Lender or Affiliate with an economic interest in Loans or Letters of Credit may have.
Section 8.5    Costs and Expenses; Indemnity.
(a)    Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel and, to the extent reasonably necessary, one special counsel and one local counsel in each relevant material jurisdiction for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Related Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Related Documents, including its rights under this Section 8.5, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, that, in the case of this clause (iii) the Borrowers shall not be required to reimburse such fees, charges and disbursements of more than one primary counsel for the

Administrative Agent, the L/C Issuer and all of the Lenders, taken as a whole, and to the extent reasonably necessary, one special counsel and one local counsel for the Administrative Agent, the L/C Issuer and all of the Lenders, taken as a whole, in each relevant material jurisdiction unless the representation of one or more Lenders by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest, in which case, the Borrowers shall also be required to reimburse such fees, charges and disbursements of one additional counsel as necessary for the Lenders actually affected by such conflict (taken as a whole).
(b)    Indemnification. Each Borrower hereby indemnifies the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against harmless from and against, and agrees to pay on demand, any and all claims, damages, losses, liabilities, costs and expenses whatsoever which any such Person may incur or suffer by reason of or in connection with (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company, or any Subsidiary, or any Environmental Liability related in any way to the Company or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any such Person is a party thereto, including the reasonable and documented fees and expenses of counsel for each Indemnitee with respect thereto (limited to one primary counsel for all Indemnitees taken as a whole and to the extent reasonably necessary, one special counsel and one local counsel for all Indemnitees taken as a whole in each relevant material jurisdiction (and solely in the case of a potential or actual conflict of interest, one additional counsel as necessary for the Indemnitees actually affected by such conflict (taken as a whole))); except, only if, and to the extent that any such claim, damage, loss, liability, cost or expense of such Indemnitee shall be caused by such Person’s own gross negligence or willful misconduct, or a material breach of its obligations under this Agreement, in each case, as determined by a court of competent jurisdiction. Promptly after receipt by an Indemnitee a of notice of the commencement, or threatened commencement, of any action subject to the indemnities contained in this Section, such Indemnitee shall promptly notify the Company thereof, provided that failure to give such notice shall not relieve any Borrower from any liability to such Indemnitee hereunder. The obligations of the Borrowers under this Section 8.5 shall survive payment of all obligations by the Borrowers owed under this Agreement. This Section 8.5 shall not apply to all taxes, levies, imposts, deductions, withholdings, assessments, fees or other charges and all liabilities with respect thereto, other than such taxes, levies, imposts, deductions, withholdings, assessments, fees, other charges or liabilities that represent claims, damages, losses, etc. arising from any non-tax claim.
(c)    Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the outstanding Loans, unfunded Commitments and participation interests in L/C Obligations of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity. If any previously unpaid amount of a Borrower is thereafter otherwise recovered from such Borrower in whole or in part, such recovered amount shall be promptly returned by the Administrative Agent to the Lenders that made a payment with respect thereto (after application of such recovered amount to any other amounts then payable to the Administrative Agent pursuant to subsection (a) or (b) above) on a pro rata basis. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.8(e).
(d)    Waiver of Consequential Damages. To the extent permitted by applicable Law, no Borrower shall assert, and each Borrower hereby waives, any claim against each Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Letter of Credit or any Loan or the use of the proceeds of any Loan or Letter of Credit. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section 8.5 shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section 8.5 and the indemnity provisions of Section 8.5(e) shall survive the resignation of the Administrative Agent, the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.
Section 8.6    Obligations Absolute. Subject to Section 8.25(b) and Section 8.29, all of the obligations of the Borrowers under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including the following circumstances:
(a)    any lack of validity or enforceability of this Agreement or any of the Related Documents or any other agreement or instrument delivered in connection herewith and therewith;
(b)    any amendment or waiver of, or any consent to, or departure from, all or any terms of any of the Related Documents;
(c)    the existence of any claim, set-off, defense, or other right which any Borrower may have at any time against the Administrative Agent, the L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, the Related Documents or any unrelated transactions; or
(d)    any other circumstances or happening whatsoever, whether or not similar to any of the foregoing.

Section 8.7    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Related Document, and no consent to any departure by the Company or any other Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 3.1 without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 6.1) without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement or any other Related Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Related Document without the written consent of each Lender directly and adversely affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 8.7) any fees or other amounts payable hereunder or under any other Related Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or L/C Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(e)    (i) change Section 6.2 in a manner that would alter the pro rata sharing of payments required thereby or (ii) contractually subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, except, in each case, (1)  any “debtor in-possession” facility or equivalent financing under any Debtor Relief Laws or (2) any other Indebtedness exchanged for Loans so long as each Lender is offered a bona fide opportunity to participate on a pro rata basis (or greater than pro rata basis) in such other Indebtedness on the same terms as offered to all other providers of such Indebtedness (provided, that if such Lender does not respond within ten (10) days following such bona fide offer, such Lender shall be deemed to have declined such offer), in each case, without the written consent of each Lender;
(f)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(g)    release the Company from its Guaranty without the written consent of each Lender; or
(h)    (i) amend Section 1.7 or (ii) amend the definition of “Alternative Currency”, “Alternative Currency Daily Rate” or “Alternative Currency Term Rate” to add new currencies, in each case, without the written consent of each Lender and L/C Issuer obligated to make Credit Extensions in Alternative Currencies;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Related Documents. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case, without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the L/C Issuer, the Company and the Lenders obligated to make Credit Extensions in Alternative Currencies to amend the definition of “Alternative Currency”, “Alternative Currency Daily Rate” or “Alternative Currency Term Rate” or Section 1.7 solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.7.
Notwithstanding anything to the contrary herein, this Agreement may be amended or amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
Notwithstanding any provision herein to the contrary the Administrative Agent and the Company may amend, modify or supplement this Agreement or any other Related Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes or to extend an existing Lien over additional property, and such amendment shall become effective without any further consent of any other party to such Related Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.
Notwithstanding anything to the contrary herein, no amendment, waiver or consent shall without the prior written consent of each Lender directly and adversely affected thereby, (i) modify Section 2.9 or 6.2 or any other provision thereof in a manner that would have the effect of altering the ratable reduction of Commitments, pro rata payments or pro rata sharing of payments otherwise required hereunder, (ii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation or (iii) release, or have the effect of releasing, all or substantially all of the value of the Guarantees of the Obligations.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent and the Company (i) to add one or more additional revolving credit or term loan facilities to this Agreement, in each case subject to the limitations in Section 2.6, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Related Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and the Company, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.
Section 8.8    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Company, the Borrowers, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 8.8; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or Intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent or the Required Lenders otherwise prescribe, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. Each Borrower hereby acknowledges that the Administrative Agent and BofA Securities may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS (AS DEFINED BELOW). NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY ADMINISTRATIVE AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Administrative Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the internet; provided that in no event shall any Administrative Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Borrowers, the Administrative Agent and the L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to provide the Administrative Agent prompt written notice of any change in such Lender’s (i) address, contact name, telephone number, facsimile number or electronic mail address to which notices and other communications may be sent or (ii) wire instructions. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities Laws.

(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 8.9    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Related Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns, except that (i) neither the Company nor any other Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lenders (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of Section 8.9(b), (B) by way of participation in accordance with the provisions of Section 8.9(d), or (C) by way of pledge or assignment of a security interest subject to the restrictions of Section 8.9(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the Related Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), direct obligations under and L/C Advances or participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Related Documents with respect to the Loans or the Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender which is a Swiss Qualifying Bank or an Approved Fund which is a Swiss Qualifying Bank; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent and the assigning Lender within five (5) Business Days after having received notice thereof (provided the notice is given electronically to the Company pursuant to Section 8.8(b)). Where the consent of the Company to an assignment is required pursuant to this paragraph, it shall not be unreasonable for the Company to withhold consent to that assignment, if the proposed assignment or transfer would lead to a breach of the Swiss 10 Non-Bank Rule, provided (for the avoidance of doubt) that the Lenders shall have the right to make assignments to up to ten (10) Swiss Non-Qualifying Banks in aggregate under this Agreement. This clause (A) shall not prevent any Lender from entering into any arrangement (including by means of assignments or transfers or creation of a security) with any person (including, for the avoidance of doubt, with sub-participants or other risk transferees and including, for the avoidance of doubt, with persons that are Swiss Non-Qualifying Banks) without having to request the Company's consent, provided that under such arrangement throughout the life of such arrangement: (a) the relationship between the relevant Lender and that other person is that of a debtor and creditor (including in the bankruptcy or similar event), (b) the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the relevant Lender under or in relation to this Agreement, and (c) the other person will under no circumstances (other than permitted assignments under this 8.9 (b): (y) be subrogated to, or substituted in respect of, the Lender's claims under this Agreement; or (z) otherwise have any contractual relationship with, or rights against, the Swiss Borrower under or in relation to this Agreement.
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of the L/C Issuer shall be required for any assignment of Revolving Loans or Revolving Commitments.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Subsidiaries or Affiliates, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Person).
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.1 and 8.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, a Borrower (at its expense) shall execute and deliver a Bank Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption (or equivalent in electronic form) delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender (with respect to such Lender’s interest only) at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, with prior written notice to, but without the consent of, the Company or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Person), a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or L/C Advances) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.5(b) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.7 that directly and adversely affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Section 8.1 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section, (it being understood that the documentation required under Section 8.2 shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under subsection (b) of this Section and (ii) shall not be entitled to receive any greater payment under Section 8.1, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by Law, and subject to compliance with the Swiss Non-Bank Rules, each Participant also shall be entitled to the benefits of Section 8.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.9 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Related Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Related Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f. 103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.
(f)    Restrictions for Participations and other exposure transfers for the purposes of the Swiss Non-Bank Rules. Subject to assignments and transfers admissible under Section 8.9(b), no Lender shall enter into any arrangement with another Person under which such Lender substantially transfers its exposure under this Agreement (including Participations under Section 8.9(d)) to that other Person, unless such arrangement does not result in the number of Lenders that are Swiss Non-Qualifying Banks and of such other Persons that are Swiss Non-Qualifying Banks to exceed ten (10) in total or unless under such arrangement throughout the life of such arrangement: (i) the relationship between the Lender and that other Person is that of a debtor and creditor (including in the bankruptcy or similar event of the Lender or a Borrower); (ii) the other Person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; and (iii) the other Person will under no circumstances (other than permitted transfers and assignments under Section 8.9(b)) (y) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement; and (z) have otherwise any contractual relationship with, or rights against, the Borrowers under or in relation to this Agreement. The restrictions of this clause shall cease to apply if exposure transfers that do not meet the conditions set out in paragraphs (i) to (iii) above do not result in any negative Swiss Withholding Tax consequences (e.g., as a result of receiving a tax ruling from the Swiss Federal Tax Administration and/or a change of the Swiss Non-Bank Rules).
(g)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Bank Note or Bank Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto or be made if, as a result of such pledge or assignment of security interest, the Swiss 10 Non-Bank Rule would be no longer complied with.
(h)    Disqualified Institutions. (A) No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation, shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment as otherwise contemplated by this Section 8.9, in which case such Person will not be considered a

Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (l)(i) shall not be void, but the other provisions of this clause (l) shall apply.
(B)    If any assignment is made to any Disqualified Institution without the Company’s prior consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Commitment and/or (B) require, subject to compliance with the Swiss Non-Bank Rules, such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 8.9), all of its interest, rights and obligations under this Agreement and related Related Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Related Documents; provided that (i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.9(b) and (ii) such assignment does not conflict with applicable Laws.
(C)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Related Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy

Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(D)    The Administrative Agent shall have the right, and the Borrowers hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.
(i)    Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to clause (b) above, Bank of America may, upon thirty (30) days’ notice to the Administrative Agent, the Company and the Lenders, resign as L/C Issuer and/or. In the event of any such resignation as L/C Issuer, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c)). Upon the appointment of a successor L/C Issuer, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
Section 8.10    Survival of this Agreement. All covenants, agreements, representations and warranties made in this Agreement shall survive the execution had delivery hereof and shall continue in full force and effect so long as any party hereto shall have any obligations hereunder or any obligations owing to the Administrative Agent, the L/C Issuer or the Lenders shall be outstanding and unpaid. The obligation of the Borrowers to reimburse the Administrative Agent or the Lenders pursuant to Sections 2.13, 8.1 and 8.3 hereof shall survive the termination of this Agreement.
Section 8.11    Waiver of Rights. No course of dealing or failure or delay on the part of any Lender or the L/C Issuer in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the L/C Issuer and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. Without limiting the generality of the foregoing, the making of a Loan or an L/C Credit Extension shall not be construed as a waiver of any Potential Default or Event of Default, regardless of whether the Administrative Agent, the L/C Issuer or any Lender may have had notice or knowledge of such Potential Default or Event of Default at the time.
Section 8.12    Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 8.13    Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER, AND FOR ALL PURPOSES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES.
Section 8.14    Submission to Jurisdiction; Waiver of Jury Trial; Venue.
(a)    THE BORROWERS, THE LENDERS, THE L/C ISSUER AND THE ADMINISTRATIVE AGENT WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY ON ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OTHER PARTY HERETO OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWERS, THE LENDERS, THE L/C ISSUER AND THE ADMINISTRATIVE AGENT AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND ANY OTHER DOCUMENTS DELIVERED IN CONNECTION THEREWITH.
(b)    THE BORROWERS, THE LENDERS, THE L/C ISSUER AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY (i) AGREE THAT ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK AND CONSENT TO THE JURISDICTION OF SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING AND (ii) WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT OR THEY MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.8. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(d)    SERVICE OF PROCESS (UK BORROWER, DUTCH BORROWER, SWISS BORROWER AND SINGAPORE BORROWER). WITHOUT PREJUDICE TO ANY OTHER MODE OF SERVICE ALLOWED UNDER ANY RELEVANT LAW, EACH

OF THE UK BORROWER, DUTCH BORROWER, SWISS BORROWER AND SINGAPORE BORROWER: (i) IRREVOCABLY APPOINTS THE COMPANY AS ITS AGENT FOR SERVICE OF PROCESS IN RELATION TO ANY PROCEEDINGS BEFORE THE COURTS OF THE STATE OF NEW YORK IN CONNECTION WITH ANY RELATED DOCUMENT AND (ii) AGREES THAT FAILURE BY A PROCESS AGENT TO NOTIFY THE UK BORROWER, DUTCH BORROWER, SWISS BORROWER OR SINGAPORE BORROWER OF THE PROCESS WILL NOT INVALIDATE THE PROCEEDINGS CONCERNED. EACH OF THE UK BORROWER, DUTCH BORROWER, SWISS BORROWER AND SINGAPORE BORROWER EXPRESSLY AGREES AND CONSENTS TO THE PROVISIONS OF THIS SECTION 8.14(e).
Section 8.15    Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
Section 8.16    Integration and Effectiveness. This Agreement, the other Related Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Section 8.17    Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
Section 8.18    Terms of Other Related Documents Not Superseded. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any other Related Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the other Related Documents.
Section 8.19    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan (including amounts owing under a Letter of Credit), together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Overnight Rate to the date of repayment, shall have been received by such Lender.
Section 8.20    Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.6, (g) with the consent of the Company or other applicable Borrower, (h) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any Subsidiary (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (h)), (i) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to (x) market data collectors and other similar service providers to the lending industry to the extent customary for purposes of inclusion in league table measurements or other similar reporting and (y) service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Related Documents, and the Commitments; provided, that, in the case of the foregoing clause (y), to the extent any Information is disclosed to such service providers, such service providers will be informed of the confidential nature of such Information and instructed to keep such Information confidential; provided, further, that, in each case, such disclosure is limited to information identifying the Borrowers, the type, amount and maturity of the credit facility established hereby and the roles and titles of the parties named on the cover hereof. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without notice to any person.
For the purposes of this Section, “Information” means all information received from any Borrower relating to any Borrower, its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
If any Borrower provides the Administrative Agent, any Lender or the L/C Issuer with personal data of any individual as required by or pursuant to the Related Documents, that Borrower represents and warrants to the Administrative Agent, any Lender or the L/C Issuer that it has, to the extent required by law (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) has the lawful right to, or has obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Administrative Agent, any Lender or the L/C Issuer, in each case, in accordance with or for the purposes of the Related Documents. Each Borrower agrees and undertakes to notify the Administrative Agent promptly upon its becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by the Administrative Agent, any Lender or the L/C Issuer of any personal data provided by that Borrower to the Administrative Agent, any Lender or the L/C Issuer. Any consent given pursuant to this agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this Agreement.
Section 8.21    USA PATRIOT Act Notice. Each of the Administrative Agent and each Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name, address and tax identification number of each Borrower and other information regarding each Borrower that will allow the Administrative Agent or such Lender to identify each Borrower in accordance with the Patriot Act, and each Borrower agrees to promptly provide such information to the Administrative Agent or such Lender.
Section 8.22    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or a Lender, or the Administrative Agent or a Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or a Lender in its discretion) to be repaid to a trustee, receiver, judicial management or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
Section 8.23    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Related Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Borrowers, on the one hand, and the Administrative Agent, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Related Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (B) the Administrative Agent has no any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Related Documents; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the other Borrowers and their respective Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to any Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 8.24    Electronic Execution; Electronic Records; Counterparts. This Agreement, any Related Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each Borrower and each of the Administrative Agent, the L/C Issuer, and each Lender (collectively, each a “Lender Recipient Party”) agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Recipient Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor L/C Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent and/or L/C Issuer has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Recipient Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Borrower and/or any Lender Recipient Party without further verification and (b) upon the request of the Administrative Agent or any Lender Recipient Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
Neither the Administrative Agent nor L/C Issuer shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Related Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or L/C Issuer’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and L/C Issuer shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Related Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Related Documents for being the maker thereof).
Each of the Borrowers and each Lender Recipient Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Related Document based solely on the lack of paper original copies of this Agreement, such other Related Document, and (ii) waives any claim against the Administrative Agent, each Lender Recipient Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Recipient Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrowers to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 8.25    Borrower’s Agent; Liability of Foreign Borrowers.
(a)    Each of the Foreign Borrowers hereby irrevocably appoints and authorizes the Company to take such action and deliver and receive notices hereunder as agent on its behalf and to exercise such powers under this Agreement as delegated to it by the terms hereof, together with all such powers as are reasonably incidental thereto. In furtherance of and not in limitation of the foregoing, for administrative convenience of the parties hereto, the Administrative Agent and the Lenders shall send all notices and communications to be sent to a Foreign Borrower solely to the Company and may rely solely upon the Company to receive all such notices and other communications for and on behalf of such Foreign Borrower. Neither the Company nor any of its respective directors, officers, agents or employees shall be liable to any Foreign Borrower for any action taken or not taken by it in connection herewith (i) with the consent or at the request of such Foreign Borrower or (ii) in the absence of its own gross negligence or willful misconduct. No Person other than the Company (and its authorized directors, officers, agents and employees) may act as agent for any Foreign Borrower hereunder without the written consent of the Administrative Agent. The Swiss Borrower hereby releases the Company, in its capacity as agent under this Section 8.25, from any restrictions on representing several persons and self-dealing under the laws of Switzerland.
(b)    The obligations of the Company with respect to the Obligations of each of the Foreign Borrowers shall be on a joint and several basis, and accordingly, the Company confirms that it is liable for the full amount of all of the Obligations of each of the Foreign Borrowers. Notwithstanding anything to the contrary in this Agreement or any other Related Document, each of the Foreign Borrowers shall not (i) be liable for, (ii) guarantee or be deemed to guarantee, or (iii) allow its assets to serve as security for or offer security for the Obligations of any other Borrower.
Section 8.26    Contractual Recognition of Bail-In. Notwithstanding any other term of any Related Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Related Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of (a) any Bail-In Action in relation to any such liability, including (without limitation): (i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability; (ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and (iii) a cancellation of any such liability; and (b) a variation of any term of any Related Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
Section 8.27    Acknowledgement Regarding Any Supported QFCs. To the extent that the Related Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Related Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Related Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Related Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 8.28    Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 2.18, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender, subject to compliance with the Swiss Non-Bank Rules, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.9), all of its interests, rights (other than its existing rights to payments pursuant to Sections 8.1(a), 8.1(b) and 8.1(c)) and obligations under this Agreement and the Related Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.9(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Related Documents (including any amounts under Section 2.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 8.1(a) or 8.1(b) or payments required to be made pursuant to Section 8.1(c), such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section 8.28 may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 8.28 to the contrary, (i)  any Lender that acts as the L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 7.6.
Section 8.29    Limitations in Switzerland.
(a)    If and to the extent that the Swiss Borrower becomes liable under this Agreement or another Related Document for obligations of its Affiliates other than its wholly-owned direct or indirect Subsidiaries and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by the Swiss Borrower or would otherwise be restricted under then applicable mandatory Swiss corporate law (the “Restricted Obligations”), the aggregate liability of the Swiss Borrower for Restricted Obligations shall be limited at such time to the amount of unrestricted equity capital surplus (and taking into account (by way of deducting) any upstream or cross-stream loans not granted on arm’s length terms) available for distribution as dividends to the shareholders of the Swiss Borrower, determined in accordance with applicable Swiss law (the “Maximum Swiss Amount”), provided that this is a requirement under then applicable mandatory Swiss law and understood that such limitation shall not free the Swiss Borrower from its obligations in excess of the Maximum Swiss Amount, but that it shall merely postpone the performance date of those obligations until such time or times as performance is again permitted.
(b)    Immediately after having been requested to perform the Restricted Obligations under this Agreement or any other Related Document, the Swiss Borrower shall (i) perform any obligations which are not affected by the above limitations, and (ii) in respect of any balance, if and to the extent requested by the Administrative Agent or required under then applicable Swiss law, provide the Administrative Agent with an interim balance sheet audited by the statutory auditors of the Swiss Borrower setting out the Maximum Swiss Amount, take any further corporate and other action as may be required or requested by the Administrative Agent (such as board and shareholders’ approvals and obtaining confirmations from the Swiss Borrower’s statutory auditors) and other measures required to allow the Swiss Borrower to make the payments agreed hereunder with a minimum of limitations and, immediately thereafter, pay up to the Maximum Swiss Amount to the Administrative Agent.
(c)    In relation to payments made hereunder in satisfaction of Restricted Obligations, the Swiss Borrower shall:
(i)    ensure that such payment can be made without deduction of Swiss Withholding Tax by discharging the liability to withhold such Swiss Withholding Tax by notification pursuant to applicable law rather than payment of the Swiss Withholding Tax (and the Swiss Borrower shall promptly deliver to the Administrative Agent a copy of each such notification made);
(ii)    if such notification procedure does not apply and if and to the extent required by applicable law and subject to any applicable double tax treaties in force at the relevant time:

(A)    deduct Swiss Withholding Tax at the rate of 35 per cent. (or such other rate as is in force at that time) from any such payment;
(B)    pay any such deduction to the Swiss Federal Tax Administration; and
(C)    notify and provide evidence to the Administrative Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration;
(iii)    as soon as possible after a deduction for Swiss Withholding tax is made as required by applicable law:
(A)    ensure that any person which is entitled to a full or partial refund of the Swiss Withholding Tax, is in a position to be so refunded, request a refund of such Swiss Withholding Tax under all applicable laws (including any applicable double tax treaties); and
(B)    in case it has received any refund of the Swiss Withholding Tax, pay such refund to the Administrative Agent promptly upon receipt thereof.
For the avoidance of doubt, where a deduction for Swiss Withholding Tax by the Swiss Borrower is required pursuant to the paragraph immediately above, the obligations of the other Borrowers under Section 8.01(c) of this Agreement shall remain applicable, save to the extent and for as long as that would cause the Maximum Swiss Amount to be exceeded. This Section 8.29 is without prejudice to the indemnification obligations of any Borrower other than the Swiss Borrower in respect of any amounts deducted for the account of Swiss Withholding Tax.
Where a deduction for Swiss Withholding Tax is required to be made by the Swiss Borrower in respect of any payments made hereunder in satisfaction of Restricted Obligations, and if the Maximum Swiss Amount is not fully utilized, additional proceeds from the enforcement of Restricted Obligations shall be used (and the Swiss Borrower shall withhold Swiss Withholding Tax on such additional proceeds in accordance with Section 8.29(c) above) until the aggregate amount of enforcement proceeds received net of Swiss Withholding Tax is equal to the amount which would have resulted if no deduction of Swiss Withholding Tax had been required, provided that the aggregate amount of enforcement proceeds shall be limited to the Maximum Swiss Amount.
If the enforcement of Restricted Obligations would be limited due to the effects referred to in this Section 8.29, then the Swiss Borrower shall (i) to the extent permitted by applicable law, revalue or, to the extent that such assets are not necessary for the Swiss Borrower’s business (nicht betriebsnotwendig) realise, any of its assets that are shown on its balance sheet with a book value that is significantly lower than the market value of such assets, and (ii) reduce its share capital to the minimum allowed under then applicable law.
For the avoidance of doubt, to the extent required by Swiss laws and regulations, the limitations set out in this Section 8.29 shall apply mutatis mutandis where a Swiss company grants any other guarantee, assumes any liabilities, subordinates any liabilities or constitutes any Lien for any liabilities of any of its Affiliates (other than a wholly-owned direct or indirect Subsidiary of such Swiss company) under any other provisions of this Agreement or any other Related Documents.
Section 8.30    Waiver of Breakage Costs.

Inasmuch as loans are outstanding under the Existing Credit Agreement immediately prior to the Effective Date, the Company must make prepayments and adjustments on such loans as are necessary to give effect to the Commitments of the Lenders hereunder. Such prepayments of such loans under the Existing Credit Agreement likely will cause breakage costs. Notwithstanding the provisions of Section 2.12 of the Existing Credit Agreement, each of the Lenders party hereto who were lenders under the Existing Credit Agreement hereby waives its right to receive compensation or reimbursement for such breakage costs (a) in connection with the prepayment of loans outstanding under the Existing Credit Agreement on the Effective Date and (b) in connection with any resetting of the interest period for such loans outstanding as of the Effective Date.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:		UL SOLUTIONS INC.,
a Delaware corporation

	By:	/s/ Konrad Pienaar
	Name:	Konrad Pienaar
	Title:	Treasurer

	By:	/s/ Ryan Robinson
	Name:	Ryan Robinson
	Title:	EVP and CFO

UL INTERNATIONAL (UK) LIMITED,
a private limited company incorporated under the laws
of England and Wales

	By:	/s/ Todd James Denison
	Name:	Todd James Denison
	Title:	Director

UNDERWRITERS LABORATORIES HOLDINGS
B.V.,
a private limited company organized under the laws of
the Netherlands

	By:	/s/ Alexander van der Pluijm
	Name:	Alexander van der Pluijm
	Title:	Director
Authorised Signatory

UL GmbH,
a limited liability company organized under the laws of
Switzerland

	By:	/s/ Ryan Robinson
	Name:	Ryan Robinson
	Title:	Managing Director

UL INTERNATIONAL-SINGAPORE PRIVATE
LIMITED,
a private limited company incorporated under the laws
of Singapore

	By:	/s/ Ryan Robinson
	Name:	Ryan Robinson
	Title:	Director

ADMINISTRATIVE AGENT:		BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Elizabeth Uribe
	Name:	Elizabeth Uribe
	Title:	Assistant Vice President

LENDERS:		BANK OF AMERICA, N.A.,
as a Lender and L/C Issuer

	By:	/s/ A. Quinn Richardson
	Name:	A. Quinn Richardson
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Gregory T. Martin
Name:	Gregory T. Martin
Title:	Executive Director

BANK OF CHINA LIMITED, CHICAGO BRANCH,
as a Lender

By:	/s/ Libo Sun
Name:	Libo Sun
Title:	SVP & Branch Manager

BNP PARIBAS,
as a Lender

By:	/s/ Nicole Rodriguez
Name:	Nicole Rodriguez
Title:	Director

By:	/s/ Nicolas Doche
Name:	Nicolas Doche
Title:	Vice President

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Jonathan Dworkin
Name:	Johnathan Dworkin
Title:	Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/ Robert G. Stevens
Name:	Robert G. Stevens
Title:	Vice President

UBS AG, STAMFORD BRANCH
as a Lender

By:	/s/ Muhammad Afzal
Name:	Muhammad Afzal
Title:	Director

By:	/s/ Joselin Fernandes
Name:	Joselin Fernandes
Title:	Director

CITIBANK, N.A.,
as a Lender

By:	/s/ Peter Sanchez
Name:	Peter Sanchez
Title:	Director, Relationship Manager

FIRST NATIONAL BANK OF PENNSYLVANIA,
as a Lender

By:	/s/ David Diez
Name:	David Diez
Title:	Managing Director

U.S. BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Patrick Murphy
Name:	Patrick Murphy
Title:	Senior Vice President